Exhibit 2.2

EXECUTION VERSION

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is entered into as of December 8, 2017 (the “Effective Date”), by and among Cardinal Midstream II, LLC, a Delaware limited liability company (“Cardinal Parent”), Cardinal NE Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Cardinal Parent (“Cardinal Holdings”), Cardinal NE Midstream, LLC, a Delaware limited liability company and wholly owned subsidiary of Cardinal Holdings (“Cardinal NE”, and together with Cardinal Parent and Cardinal Holdings, “Cardinal”), Eclipse Resources Corporation, a Delaware corporation (“Eclipse Parent”), Eclipse Resources Midstream, LP, a Delaware limited partnership and wholly owned subsidiary of Eclipse Parent (“Eclipse Midstream”), and Eclipse Resources-PA, LP, a Delaware limited partnership and wholly owned subsidiary of Eclipse Parent (“Eclipse PA”, and together with Eclipse Parent and Eclipse Midstream, “Eclipse”). In this Agreement, Cardinal Parent, Cardinal Holdings, Cardinal NE, Eclipse Parent, Eclipse Midstream and Eclipse PA are each referred to as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement shall have the meaning given to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, Eclipse Parent has entered into a Purchase and Sale Agreement, dated as of the date hereof (the “Travis Peak PSA”), by and among Travis Peak Resources, LLC, a Delaware limited liability company (“Travis Peak”), Eclipse PA and Eclipse Parent, pursuant to which Eclipse PA will acquire all of the right, title and interest of Travis Peak and its Affiliates in certain oil and gas leases and other oil and gas rights covering approximately 44,500 net acres located in Tioga and Potter Counties in the Commonwealth of Pennsylvania (the “Purchased Assets”);

WHEREAS, Cardinal NE and Travis Peak are parties to that certain Gathering Agreement, dated April 22, 2016 (the “Gathering Agreement”), pursuant to which Travis Peak has contracted to purchase gathering services from Cardinal NE with respect to certain dedicated lease acreage included in the Purchased Assets;

WHEREAS, the Travis Peak PSA provides that, at the closing of the transactions contemplated by the Travis Peak PSA, Travis Peak will assign all of its rights and interest in and to the Gathering Agreement to Eclipse PA;

WHEREAS, it is an express condition to Eclipse Parent’s and Eclipse PA’s obligations under the Travis Peak PSA that Cardinal grant to Eclipse Midstream the Option contemplated by this Agreement;

WHEREAS, subject to the terms and conditions set forth herein, Cardinal Parent desires to grant to Eclipse Midstream the exclusive right and option to purchase all of the outstanding equity interests of Cardinal Holdings; and

WHEREAS, subject to the terms and conditions set forth herein, Cardinal NE and Eclipse PA desire to amend the terms of the Gathering Agreement for the period beginning on the final closing of the transactions contemplated by the Travis Peak PSA (the date of such closing, the “Option Commencement Date”) and ending upon the earlier to occur of (a) the Closing (as defined below), and (b) the expiration or termination of the Option (as defined below) as set forth in this Agreement (such period, the “Option Period”).

NOW, THEREFORE, in consideration of the payment of $10.00, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.    Option to Purchase. Cardinal Parent hereby grants to Eclipse Midstream the exclusive right and option (the “Option”), exercisable during the Option Period upon written notice to Cardinal Parent (the “Option Exercise Notice”), if delivered to Cardinal Parent in accordance with Section 10 no later than 5:00 p.m., Eastern Time, on June 30, 2018 (the “Option Expiration Date”), to purchase all of the outstanding equity interests of Cardinal Holdings (the “Purchased Interests”). On the terms and subject to the conditions of this Agreement, Eclipse Midstream, in its sole discretion, may exercise the Option at any time during the Option Period by delivering the Option Exercise Notice to Cardinal Parent. The Option may be exercised only one (1) time and, if not validly exercised prior to the Option Expiration Date, will automatically and without any further action fully expire and be of no further force or effect. For the avoidance of doubt, in no event shall Eclipse Midstream be obligated to exercise the Option.

2.    Purchase Terms Upon Exercise of Option. Within fifteen (15) Business Days of delivery to Cardinal Parent of the Option Exercise Notice indicating that Eclipse Midstream is exercising the Option, the Parties shall enter a definitive membership interests purchase agreement substantially in the form attached hereto as Exhibit A (the “Purchase Agreement”), at which time the closing of the transactions contemplated thereby (the “Closing”) shall occur pursuant to the terms of the Purchase Agreement. If Eclipse Midstream validly exercises the Option, the purchase price for the Purchased Interests will be Eighteen Million Three Hundred Thousand Dollars ($18,300,000.00) (the “Option Exercise Price”), subject to the adjustments set forth in the Purchase Agreement and payable to Cardinal Parent in immediately available funds at Closing. If the Closing has not occurred within twenty (20) Business Days of delivery to Cardinal Parent of the Option Exercise Notice (other than as a result of a breach of this Agreement by Cardinal), unless otherwise agreed upon by the Parties in writing, the Option will automatically and without any further action fully expire and be of no further force or effect. For purposes of this Agreement, “Business Day” means any day that is not a Saturday, Sunday or federal holiday in the United States of America.

3.    Covenants Upon Exercise of Option.

(a)    Closing Statement. If Eclipse Midstream validly exercises the Option, then no later than three (3) Business Days prior to the Closing, Cardinal Parent shall prepare and deliver to Eclipse Midstream a statement showing Cardinal Parent’s computation of the estimated Adjusted Purchase Price, using actual numbers and amounts where available, and using Cardinal Parent’s good faith estimate of other amounts where actual amounts are not available. Cardinal Parent and Eclipse Midstream shall attempt to agree upon the computation of the Adjusted

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Purchase Price prior to Closing, subject to further adjustment pursuant to Section 2.5 of the Purchase Agreement, provided that if agreement is not reached, Cardinal Parent’s computation shall be used at Closing.

(b)    Employee Matters. If Eclipse Midstream validly exercises the Option, no later than five (5) Business Days prior to the Closing, Eclipse Parent shall cause Eclipse Resources Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of Eclipse Parent (“Eclipse Operating”), to issue written offers of employment to all Employees. All such employment offers issued by Eclipse Operating shall be conditioned on the Closing and effective from and after the date of the Closing and shall provide for the same regular salary or hourly rate, as applicable, as each Employee had with Cardinal Parent or its Affiliates, as applicable, immediately before the Closing for at least one (1) year following the Closing, plus substantially equivalent other terms and conditions of employment (including, without limitation, position, title, duties, responsibilities, insurance and other employee benefits, bonus and promotional opportunity, incentive opportunity, vacation, sick or other paid leave) as Eclipse Operating or its Affiliates provide to similarly-situated employees. Eclipse shall notify Cardinal Parent in writing and Eclipse and Cardinal Parent shall confer at least two (2) days before the date of the Closing as to the identities of such Employees who have accepted Eclipse Operating’s offers of employment.

(c)    Third Party Approvals. If Eclipse Midstream validly exercises the Option, then the Parties shall, as promptly as possible, use their reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from any Governmental Authority or other Third Party that may be or become necessary for its execution and delivery of the Purchase Agreement and the performance of their respective obligations pursuant to the Purchase Agreement and the other Transaction Documents. The Parties shall cooperate with each other and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. No Party shall willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders or approvals. Cardinal hereby consents to the assignment of the Gathering Agreement to Eclipse PA in connection with the closing of the transactions contemplated by the Travis Peak PSA.

(d)    Amendment to Schedules. If Eclipse Midstream validly exercises the Option, with respect to the representations and warranties of Cardinal Parent or Cardinal Holdings contained in the Purchase Agreement, Cardinal Parent and Cardinal Holdings shall have the right, until and including the date that is five (5) Business Days prior to the Closing, to deliver to Eclipse Midstream updated Schedules with respect to any matter arising or discovered after the Effective Date which, if existing on the Effective Date, would have been required to be set forth or described in such Schedules. If any addition, supplement or amendment included in such Schedules would reasonably be expected to result in a Material Adverse Effect, then Eclipse Midstream may rescind its exercise of the Option by delivering written notice thereof (a “Rescission Notice”) to Cardinal Parent within three (3) Business Days of receipt of such updated Schedules. Upon valid delivery of a Rescission Notice to Cardinal Parent, both (i) Eclipse Midstream’s obligation to consummate the purchase of the Purchased Interests and enter into the Purchase Agreement and (ii) the Option, will automatically and without any further action fully expire and be of no further force or effect. If updated Schedules are not delivered by such deadline, then the Schedules included with the Purchase Agreement as of the Effective Date will be deemed final.

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4.    Covenants During the Effective Period.

(a)    Operations. During the period beginning on the Effective Date and ending upon the expiration of the Option Period (such period, the “Effective Period”), Cardinal agrees to (i) continue to operate the System in the ordinary course of business, consistent with its usual operating procedures and customary industry practices, (ii) continue to conduct the business of Cardinal Holdings and Cardinal NE, and their respective subsidiaries, in the ordinary course of business consistent with past practices, and (iii) use commercially reasonable efforts to keep available the services of the current officers, employees and agents of Cardinal NE, and its respective subsidiaries (except as otherwise agreed in writing and except that Cardinal NE is not obligated to offer or pay such officers, employees and agents any “stay” or “incentive” payment or bonus to remain with Cardinal Holdings or Cardinal NE or their respective Affiliates). For the avoidance of doubt, nothing contained in this Agreement is intended to give Eclipse Parent, Eclipse Midstream or Eclipse PA, directly or indirectly, the right to control Cardinal’s operations prior to the Closing.

(b)    Expansions to Gathering System. Pursuant to Section 4.2 of the Gathering Agreement, upon Eclipse PA’s delivery of an Expansion Notice (as defined in the Gathering Agreement), Cardinal NE is obligated to construct and pay for a new Well Pad (as defined in the Gathering Agreement) connection in accordance with any such Expansion Notice, subject to certain limitations set forth in the Gathering Agreement. During the Effective Period, upon Eclipse PA’s delivery of an Expansion Notice, Eclipse PA shall be obligated to pay for the construction of any facilities requested pursuant to such Expansion Notice and, following delivery of such Expansion Notice, Eclipse PA shall pay to Cardinal NE all of the actual costs and expenses (including, without limitation, procurement costs and costs of rights of way and permits) to procure, construct and install such facilities in accordance with Section 4.2(i) of the Gathering Agreement as if such facilities are Producer Funded Facilities (as defined in the Gathering Agreement). For the avoidance of doubt, during the Effective Period, in no event shall Cardinal Parent, Cardinal Holdings or Cardinal NE be obligated to pay for the construction of any facilities or other capital expenditures whether pursuant to an Expansion Notice or otherwise.

(c)    Exclusivity. During the Effective Period, Cardinal will not, and will not permit any of its officers, members, managers, partners, employees, subsidiaries, contractors, agents, representatives or Affiliates (each a “Representative” and collectively, the “Representatives”) to, directly or indirectly, solicit, initiate, induce, assist, entertain or encourage (including by way of furnishing information) inquiries or proposals or participate or engage in, or continue, any negotiations or discussions with any third parties, other than Eclipse Parent, concerning an acquisition or purchase, directly or indirectly, of any equity interests of Cardinal Holdings or Cardinal NE or any portion of their respective assets (including, without limitation, through a farmout, sublease, the sale of any equity interests, a merger transaction or other business combination that would effectively transfer such assets to a third party, in whole or in part) (an “Alternate Transaction”), or enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or other agreement constituting or directly related to, or

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which is reasonably likely to lead to, an Alternate Transaction or any proposal for an Alternate Transaction. Immediately upon execution of this Agreement, Cardinal shall, and shall cause each of its Representatives to, immediately terminate any and all existing negotiations or discussions with any third parties, other than Eclipse Parent, that may be contemplated, ongoing or planned that are related to, or which are reasonably likely to lead to, an Alternative Transaction or any proposal for an Alternative Transaction.

(d)    Due Diligence Review. During the Effective Period, Cardinal shall afford Eclipse Parent and its representatives reasonable access upon prior notice, during normal business hours and in such a manner as not to interfere with the normal operations of Cardinal’s business, to the Assets, financial statements of Cardinal Holdings and Cardinal NE and any other assets or liabilities of Cardinal Holdings and Cardinal NE (including, without limitation, all rights of way, surface use agreements, real property rights and documents relating to environmental matters and title to Cardinal NE’s assets). Cardinal shall have the right to have a representative present at all times during such review. Notwithstanding the foregoing, Eclipse shall have no right of access to, and Cardinal shall have no obligation to provide to Eclipse, (i) any information the disclosure of which would jeopardize any privilege available to Cardinal relating to such information or would cause Cardinal to breach a confidentiality or other contractual obligation, or (ii) any information the disclosure of which would result in a violation of any applicable law, rule or regulation, in each case as determined in good faith by Cardinal.

5.    Amendment to Gathering Agreement. Capitalized terms used in this Section 5 and not otherwise defined in this Agreement will have the meaning specified in the Gathering Agreement. Effective as of the Option Commencement Date and during the Option Period, Section 6.1(a) of the Gathering Agreement is hereby amended and restated in its entirety to read as follows:

“(a)    a gathering fee of (i) $0.30 per Mcf of Gas received and measured at the Receipt Points attributable to any Well existing prior to the date hereof, and (ii) $0.15 per Mcf of Gas received and measured at the Receipt Points attributable to any Well drilled on or after the date hereof (as applicable, the “Gathering Fee”), and any fees that Producer has given notice that it will pay pursuant to Section 10.3;”

In the event that Eclipse Midstream does not exercise the Option or the Closing does not otherwise occur, from and after the end of the Option Period, the amendment to the Gathering Agreement set forth in this Section 5 shall terminate and be of no further force or effect and, for the avoidance of doubt, the Gathering Fee shall be restored to $0.30 per Mcf of all Gas received and measured at the Receipt Points. Except as expressly set forth in Section 4(b) and this Section 5, the Gathering Agreement will be and is unchanged and will remain in full force and effect in accordance with its terms.

6.    Representations and Warranties.

(a)    Representations and Warranties of Cardinal. Cardinal Parent, Cardinal Holdings and Cardinal NE represent and warrant to Eclipse Parent, Eclipse Midstream and Eclipse PA that:

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(i)    each of Cardinal Parent, Cardinal Holdings and Cardinal NE is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to enter into this Agreement and the Purchase Agreement and carry out its respective obligations hereunder and thereunder;

(ii)    the execution and delivery of this Agreement by Cardinal Parent, Cardinal Holdings and Cardinal NE and the consummation by Cardinal Parent, Cardinal Holdings and Cardinal NE of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Cardinal Parent, Cardinal Holdings and Cardinal NE, respectively, and no other action on the part of Cardinal Parent, Cardinal Holdings or Cardinal NE is necessary to authorize this Agreement or any of the transactions contemplated hereby;

(iii)    this Agreement has been duly executed and delivered by each of Cardinal Parent, Cardinal Holdings and Cardinal NE and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes a valid and binding obligation of each of Cardinal Parent, Cardinal Holdings and Cardinal NE, enforceable against each of Cardinal Parent, Cardinal Holdings and Cardinal NE in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; and

(iv)    the execution and delivery of this Agreement does not, and the performance of this Agreement by Cardinal Parent, Cardinal Holdings and Cardinal NE will not (A) violate any Law applicable to Cardinal Parent, Cardinal Holdings or Cardinal NE, (B) violate any Organizational Document of Cardinal Parent, Cardinal Holdings or Cardinal NE, or (C) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to any provisions of any mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license of Cardinal Parent, Cardinal Holdings or Cardinal NE, except (in the case of clause (C) above) for such conflicts, violations, defaults, loss of benefits or encumbrances which would not reasonably be expected to result in a Material Adverse Effect.

(b)    Representations and Warranties of Eclipse. Eclipse Parent, Eclipse Midstream and Eclipse PA represent and warrant to Cardinal Parent, Cardinal Holdings and Cardinal NE that:

(i)    (A) Eclipse Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and the Purchase Agreement and to carry out its obligations hereunder and thereunder, and (B) each of Eclipse Midstream and Eclipse PA is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to enter into this Agreement and the Purchase Agreement, as applicable, and to carry out its obligations hereunder and thereunder;

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(ii)    the execution and delivery of this Agreement by Eclipse Parent, Eclipse Midstream and Eclipse PA and the consummation by Eclipse Parent, Eclipse Midstream and Eclipse PA of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited partnership action, as applicable, on the part of Eclipse Parent, Eclipse Midstream and Eclipse PA and no other action on the part of Eclipse Parent, Eclipse Midstream or Eclipse PA is necessary to authorize this Agreement or any of the transactions contemplated hereby;

(iii)    this Agreement has been duly executed and delivered by each of Eclipse Parent, Eclipse Midstream and Eclipse PA and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes a valid and binding obligation of each of Eclipse Parent, Eclipse Midstream and Eclipse PA, enforceable against each of Eclipse Parent, Eclipse Midstream and Eclipse PA in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; and

(iv)    the execution and delivery of this Agreement does not, and the performance of this Agreement by Eclipse Parent, Eclipse Midstream and Eclipse PA will not (A) violate any Law applicable to Eclipse Parent, Eclipse Midstream or Eclipse PA, (B) violate any Organizational Document of Eclipse Parent, Eclipse Midstream or Eclipse PA, or (C) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to any provisions of any mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license of Eclipse Parent, Eclipse Midstream or Eclipse PA, except (in the case of clause (C) above) for such conflicts, violations, defaults, loss of benefits or encumbrances which would not reasonably be expected to result in a material adverse effect on the ownership, operation or value of Eclipse Parent and its subsidiaries, taken as a whole.

7.    Confidentiality. Cardinal Parent and Eclipse Parent acknowledge and agree that each is a party to that certain Confidentiality Agreement, dated October 27, 2017 (the “Confidentiality Agreement”). The Confidentiality Agreement is hereby incorporated herein by reference and shall constitute a part of this Agreement and remain in full force and effect following the execution of this Agreement until the termination of the Confidentiality Agreement in accordance with its terms. Eclipse Parent, Eclipse Midstream and their Affiliates shall hold in confidence all such information received or reviewed pursuant to this Agreement on the terms and subject to the conditions contained in the Confidentiality Agreement.

8.    Termination. This Agreement will automatically and without any further action terminate and the Option will fully expire and be of no further force or effect in the event the Travis Peak PSA is terminated prior to the closing of the transactions contemplated thereby.

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9.    Assignment. In no event shall any Party have the right to assign this Agreement, or any right, interest or obligation hereunder, without the prior written consent of the other Parties, and any attempt to do so will be invalid and of no effect; provided, however, that Eclipse Midstream may assign this Agreement, including its right to exercise the Option, to a wholly owned subsidiary and, in such event, Eclipse Parent shall guaranty all obligations of such subsidiary under this Agreement and the Purchase Agreement.

10.    Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered personally by hand, (b) when sent by facsimile, with written confirmation of transmission, or by email, with proof of receipt or other confirmation of transmission, or (c) one (1) Business Day following the day sent by overnight courier, with written confirmation of receipt, in each case at the following addresses, facsimile numbers or email addresses, or to such other physical or electronic address as a Party may have specified by notice given to the other Parties pursuant to this Section 10:

If to Cardinal Parent, Cardinal Holdings or Cardinal NE, to:

Cardinal Midstream II, LLC

8150 N. Central Expressway, Suite 1725

Dallas, Texas 75206

Email: doug.dormer@cardinalmidstream.com

Attention: Douglas E. Dormer, Jr.

with a copy (which will not constitute notice) to:

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Email: wesley.williams@tklaw.com

Attention: Wesley P. Williams

If to Eclipse, to:

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, PA 16803

Email: chulburt@eclipseresources.com

Attention: Christopher K. Hulburt

with a copy (which will not constitute notice) to:

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Email: bryn.sappington@nortonrosefulbright.com

Attention: Bryn A. Sappington

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Potter Anderson & Corroon LLP

1313 North Market Street

P.O. Box 951

Wilmington, DE 19899

Email: mmorton@potteranderson.com

            pmillard@potteranderson.com

Attention: Mark A. Morton

                 Pamela L. Millard

11.    Governing Law; Venue; WAIVER OR JURY TRIAL. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflicts of law provision or rule. Any legal suit, action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby shall be heard and determined in the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or if the Court of Chancery declines to accept jurisdiction over any suit, action or proceeding, any state or the federal court of the United States of America located in the State of Delaware), and each Party irrevocably submits to the exclusive jurisdiction and venue of such courts in any such suit, action or proceeding. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.    Amendment; Waiver. This Agreement may be amended only by an agreement in writing signed by the Parties. No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

13.    Remedies. The Parties acknowledge and agree that a breach of this Agreement may cause irreparable harm for which monetary damages may be an inadequate remedy. Accordingly, each Party shall be entitled to seek equitable relief (without the posting of a bond or other surety) in the event of any breach or threatened breach of this Agreement by another Party, including injunctive relief against any breach hereof and specific performance of any provision hereof, in addition to any other remedy to which Buyer may be entitled.

14.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable by any present or future rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and the application of such provision will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace any invalid, illegal or unenforceable term or provision with a valid and enforceable provision that will achieve, to the extent possible, the original intent of the Parties as closely as possible to the fullest extent permitted by law.

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15.    Entire Agreement. This Agreement and the Purchase Agreement sets forth the entire agreement of the Parties and supersedes all prior and existing agreements and understandings among the Parties relating to the subject matter of this Agreement, whether oral or written, consistent or inconsistent.

16.    Counterparts. This Agreement may be executed in any number of counterparts or counterpart signature pages, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement is executed by the duly authorized representatives of the Parties as of the Effective Date.

CARDINAL MIDSTREAM II, LLC

By:	/s/ Douglas E. Dormer, Jr.
Name:	Douglas E. Dormer, Jr.
Title:	Chairman & Chief Executive Officer

CARDINAL NE HOLDINGS, LLC

By:	Cardinal NE Manager, LLC, its sole manager

By:	Cardinal Midstream II, LLC, its sole member

By:	/s/ Mark J. D. Ward
Name:	Mark J. D. Ward
Title:	Chief Operating Officer

CARDINAL NE MIDSTREAM, LLC

By:	Cardinal NE Holdings, LLC, its sole member

By:	Cardinal NE Manager, LLC, its sole manager

By:	Cardinal Midstream II, LLC, its sole member

By:	/s/ Timothy A. Roberts
Name:	Timothy A. Roberts
Title:	Chief Financial Officer

[Signature Page to Option Agreement]

IN WITNESS WHEREOF, this Agreement is executed by the duly authorized representatives of the Parties as of the Effective Date.

ECLIPSE RESOURCES CORPORATION

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

ECLIPSE RESOURCES MIDSTREAM, LP

By:	Eclipse GP, LLC, a Delaware limited liability company
Its:	Sole General Partner

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

ECLIPSE RESOURCES-PA, LP

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Option Agreement]

EXHIBIT A

Form of Purchase Agreement

[See attached.]

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

CARDINAL MIDSTREAM II, LLC

as Seller,

ECLIPSE RESOURCES MIDSTREAM, LP

as Buyer,

ECLIPSE RESOURCES CORPORATION

as Eclipse Parent,

and in respect of

CARDINAL NE HOLDINGS, LLC

as Company

Dated as of [                ], 201[    ]

[This is a draft agreement. Delivery or discussion of this draft agreement is not intended to be and should not be construed as an offer, acceptance, or agreement with respect to the contemplated transaction to which this draft agreement pertains. Notwithstanding any past or future conduct or action by the employees, officers, committees, boards of directors, or equityholders of any party to the contemplated transaction (or of any related person) or any other past or future indication of offer, acceptance or agreement, no party to the contemplated transaction (or any related person) will be under any legal, equitable, or other obligation with respect to the contemplated transaction, unless and until the written agreement embodying the contemplated transaction has been executed and delivered by all parties thereto.]

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EXHIBITS

Exhibit A	–	Pennsylvania Facilities
Exhibit B	–	Easements and Rights of Way
Exhibit C	–	Meters
Exhibit D	–	Permits
Exhibit E	–	Real Property
Exhibit F	–	Excluded Assets
Exhibit G	–	Form of Assignment of Membership Interests
Exhibit H	–	Form of Assignment of Excluded Assets
Exhibit I	–	Contributed Assets
Exhibit J	–	Form of Assignment of Contributed Assets

SCHEDULES

Schedule 1.1(b)	–	Liens Being Contested
Schedule 5.1(j)	–	Employee Benefit Plans
Schedule 6.1(c)	–	No Conflicts; Consents
Schedule 6.1(d)	–	Litigation (Company and Cardinal NE)
Schedule 6.1(i)	–	Taxes
Schedule 6.1(j)	–	Material Contracts
Schedule 6.1(k)	–	Affiliate Rights
Schedule 6.1(l)(i)	–	Officers, Directors and Managers of Company and Cardinal NE
Schedule 6.1(l)(ii)	–	Employees
Schedule 6.1(o)(i)	–	Equipment
Schedule 6.1(o)(iii)	–	Additional Encumbrances
Schedule 6.1(p)	–	Environmental Matters
Schedule 6.1(r)	–	Proprietary Rights
Schedule 6.1(v)	–	Insurance
Schedule 6.1(w)	–	Indebtedness; Surety Bonds and Credit
Schedule 6.1(x)	–	Bank Accounts
Schedule 6.1(z)	–	Advanced Receipts/Purchase
Schedule 7.8	–	Allocation Schedule

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MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This Membership Interests Purchase Agreement (this “Agreement”) is entered into as of [___________], 201[__] (the “Execution Date”), by and among Cardinal Midstream II, LLC, a Delaware limited liability company (“Seller”), Cardinal NE Holdings, LLC, a Delaware limited liability company (“Company”), Eclipse Resources Midstream, LP, a Delaware limited partnership and wholly owned subsidiary of Eclipse Parent (“Buyer”), and, solely for the purposes of Section 9.17 (Parent Guaranty), Eclipse Resources Corporation, a Delaware corporation (“Eclipse Parent”). In this Agreement, Buyer, Eclipse Parent, Seller and Company are each referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Cardinal NE Midstream, LLC, a Delaware limited liability company and wholly-owned subsidiary of Company (“Cardinal NE”), owns and operates those certain natural gas gathering, dehydration and related facilities located in the Commonwealth of Pennsylvania, as depicted in the map on Exhibit A (Pennsylvania Facilities);

WHEREAS, Seller owns all of the issued and outstanding membership interests of Company (the “Membership Interests”);

WHEREAS, Seller, Company, Cardinal NE, Buyer, Eclipse Parent and Eclipse Resources-PA, LP have previously entered into that certain Option Agreement, dated as of December [__], 2017 (the “Option Agreement”), pursuant to which Seller granted Buyer the exclusive right and option to purchase the Membership Interests (the “Option”), exercisable by Buyer at any time from the date of the Option Agreement until the earlier to occur of the exercise or expiration of the Option pursuant to the terms of the Option Agreement (the “Option Period”);

WHEREAS, Buyer has timely given Seller notice, pursuant to the terms of the Option Agreement, of its election to exercise the Option and has otherwise complied with the terms and conditions of the Option Agreement;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Membership Interests in exchange for the Purchase Price (as defined below) and upon the terms and subject to the conditions set forth in this Agreement (the “Transaction”); and

WHEREAS, Company desires to join in the execution of this Agreement for the purpose of evidencing its consent to the Transaction and for the purpose of making certain representations and warranties to and covenants and agreements with Buyer.

NOW, THEREFORE, in consideration of the above and of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement:

“Accounting Arbitrator” means KPMG LLP or, if KPMG LLP is unwilling or unable to serve as the Accounting Arbitrator, then such other independent national accounting firm as Seller and Buyer may agree.

“Accounting Records” means Company’s and Cardinal NE’s accounting and financial books, records and files.

“Accounting Submission” has the meaning set forth in Section 2.5(b) (Revised Closing Statement Dispute).

“Adjusted Purchase Price” has the meaning set forth in Section 2.3 (Adjustments to Purchase Price).

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise; provided, however, (i) that none of EnCap Investments L.P., Flatrock Energy Advisors, LLC or any portfolio company of or fund organized by either of the foregoing for the purposes of making investments shall be deemed an Affiliate of Seller for purposes of this Agreement and (ii) that neither EnCap Investments L.P. nor any portfolio company of or fund organized by the foregoing for the purposes of making investments shall be deemed an Affiliate of Buyer for purposes of this Agreement. For purposes of this definition, “control” shall mean the ownership, legally or beneficially, directly or indirectly, of fifty percent (50%) or more of the voting shares or membership interest of any company or corporation or business entity. For the purposes of this Agreement, Company and Cardinal NE will be deemed Affiliates of Seller prior to Closing and Affiliates of Buyer from and after Closing.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 7.8(b) (Purchase Price Allocation).

“Asset Taxes” means ad valorem, property, and similar Taxes based upon or measured by the ownership or operation of the Assets.

“Assets” means, less and except the Excluded Assets, all of Cardinal NE’s right, title and interest in and to the natural gas gathering and dehydration assets located in Tioga County, Pennsylvania, and known as the “Pennsylvania Facilities,” as depicted on Exhibit A (Pennsylvania Facilities) and further described as follows:

(a) the System;

(b) the Easements;

(c) the Real Property;

(d) the Permits;

(e) the Contributed Assets;

(f) the Material Contracts; and

(g) the Records.

“Assignment of Contributed Assets” has the meaning set forth in Section 3.3(d) (Seller Deliverables).

“Assignment of Excluded Assets” has the meaning set forth in Section 3.3(c) (Seller Deliverables).

“Assignment of Membership Interests” has the meaning set forth in Section 3.2(b)(i) (Buyer Deliverables).

“Business Day” means any day that is not a Saturday, Sunday or federal holiday in the United States of America.

“Buyer” has the meaning set forth in the preamble.

“Buyer Assumed Liabilities” has the meaning set forth in Section 7.1 (Contributed Assets).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1 (Seller Indemnity).

“Cardinal III” means Cardinal Midstream III, LLC, a Delaware limited liability company and Affiliate of Seller.

“Cardinal NE” has the meaning set forth in the recitals.

“Cardinal NE Membership Interests” has the meaning set forth in Section 6.1(f)(ii)(A).

“CERCLA” means Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Claim Notice” has the meaning set forth in Section 8.6(a)(ii) (Third Party Claim).

“Clean Air Act” means the Federal Clean Air Act, as amended.

“Closing” has the meaning set forth in Section 3.1 (Closing).

“Closing Payment” has the meaning set forth in Section 2.4 (Closing Statement; Closing Payment).

“Closing Statement” has the meaning set forth in Section 2.4 (Closing Statement).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated October 27, 2017, between Seller and Eclipse Parent.

“Contract” means, except for the Easements, any contract, agreement, indenture, note, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Contributed Assets” has the meaning set forth in Section 7.1 (Contributed Assets).

“Corporate Records” means Company’s and Cardinal NE’s minute books and any written consents of the board of managers or similar governing body and all committees of the board of managers or similar governing body of Company and Cardinal NE.

“Court of Chancery” has the meaning set forth in Section 9.12(b) (Forum).

“Direct Claim” has the meaning set forth in Section 8.6(d) (Direct Claim).

“Disagreement Notice” has the meaning set forth in Section 2.5(a) (Revised Closing Statement).

“Disputing Party” means either Buyer or Seller.

“Dollars” or “$” means United States of America dollars.

“Easements” means Cardinal NE’s right, title and interest in and to easements, rights of way, surface use agreements, surface leases, and other agreements to use the surface associated with the System, as set forth on Exhibit B (Easements and Rights of Way).

“Eclipse Parent” has the meaning set forth in the preamble.

“Employees” has the meaning set forth in Section 6.1(l)(ii) (Employee Matters).

“Environmental Filings” has the meaning set forth in Section 7.10 (Environmental Filings).

“Environmental Law” means any Law relating to the environment, health or safety, Hazardous Material (including the use, handling, transportation, production, Release, treatment, storage, recycling, or disposal thereof), Hydrocarbons (including the use, handling, transportation, production, Release, treatment, storage, recycling, or disposal thereof), or the environmental conditions on, under, or about any Real Property owned, leased or operated by Company, including soil, sediment, surface water, groundwater, and indoor and ambient air conditions or the reporting, response to or remediation of environmental contamination required by a Governmental Authority, including the Clean Air Act, the Federal Water Pollution Control

Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the RCRA, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Endangered Species Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, and the Natural Gas Pipeline Safety Act of 1968, as amended, and any counterparts or analogues under state or local laws, including Pennsylvania’s Gas and Hazardous Liquids Pipeline Act, and any regulations promulgated thereunder.

“Environmental Permits” has the meaning set forth in Section 6.1(p)(iv) (Environmental Matters).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated under such act.

“ERISA Affiliate” means, with respect to any Person, all employers (whether or not incorporated) that would be treated with such Person as a “single employer” within the meaning of Section 414 of the Code.

“Excepted Matters” has the meaning set forth in Section 8.5(b) (Cap on Seller’s Liability).

“Excluded Assets” means all of Cardinal NE’s right, title and interest in and to the assets described on Exhibit F (Excluded Assets).

“Execution Date” has the meaning set forth in the preamble.

“Final Closing Statement” means either:

(a) the Final Closing Statement agreed or deemed final and binding in accordance with Section 2.5(a) (Revised Closing Statement) or Section 2.5(b) (Revised Closing Statement Dispute); or

(b) the Final Closing Statement issued by the Accounting Arbitrator in accordance with Section 2.5(c) (Accounting Arbitration).

“Final Settlement Date” means the earlier of:

(a) the date Buyer and Seller agree in writing on the Final Closing Statement;

(b) the Post-Closing Date should Buyer not deliver a Disagreement Notice to Seller on or before the Post-Closing Date; or

(c) the date on which the Accounting Arbitrator determines the Final Closing Statement in accordance with Section 2.5(c) (Accounting Arbitration).

“Financial Statements” means the unaudited balance sheet of Company as of September 30, 2017, and the unaudited income statement for the nine (9)-month period then ended.

“Fundamental Representations” means those representations of Seller or Company, as applicable, in Sections 5.1(a) (Organization), 5.1(b) (Authorization; Enforceability), 5.1(c)(No Conflicts; Consents), 5.1(f) (Title to Membership Interests), 5.1(g) (Preferential Purchase Rights), 5.1(h) (Brokers’ Fees), 6.1(a) (Organization), 6.1(b) (Authorization; Enforceability), 6.1(c) (No Conflicts; Consents), 6.1(f) (Capital Structure), 6.1(h) (Company Subsidiaries), and 6.1(e) (Brokers’ Fees).

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Gathering Agreement” means that certain Gathering Agreement, dated April 22, 2016, by and between Cardinal NE and Travis Peak Resources, LLC.

“Governmental Authority” means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over a Party or any of its respective properties or assets.

“Hazardous Material” means:

(a) any “hazardous substance,” as defined by CERCLA;

(b) any “hazardous waste” or “solid waste,” in either case as defined by RCRA or any applicable state counterpart;

(c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, NORM, or any contaminant or pollutant, as those or similar terms are defined or regulated by any Environmental Law;

(d) any asbestos containing materials in any form or condition;

(e) any polychlorinated biphenyls in any form or condition; or

(f) any hazardous air pollutant which is so designated by the Clean Air Act or the U.S. Environmental Protection Agency.

“Hired Employees” has the meaning set forth in Section 7.9 (Employee Matters).

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith, including coalbed methane gas, CO2, helium and all other minerals of every kind and character.

“Income Taxes” means any income, franchise, gross receipts and similar Taxes.

“Indemnified Party” has the meaning set forth in Section 8.6(a) (Third Party Claim).

“Indemnifying Party” has the meaning set forth in Section 8.6(a)(i) (Third Party Claim).

“Indemnity Cap” means an amount equal to One Million Eight Hundred Thousand Dollars ($1,800,000).

“Indemnity Deductible” means an amount equal to Three Hundred Fifty Thousand Dollars ($350,000).

“Insperity” has the meaning set forth in Section 5.1(i) (Employee Matters).

“Insperity Agreement” has the meaning set forth in Section 5.1(i) (Employee Matters).

“Intellectual Property” has the meaning set forth in Section 6.1(r) (Proprietary Rights).

“Interest” means:

(a) capital stock, member interests, partnership interests, other equity interests, right to profits or revenue and any other similar interest;

(b) any security or other interest convertible into any of the items set forth in (a) in this definition of Interest; and

(c) any right, contingent or otherwise, to acquire any of the items set forth in (a) or (b) in this definition of Interest.

“Knowledge” means, (a) with respect to Seller or Company, the actual present knowledge of Douglas E. Dormer, Jr., Timothy A. Roberts and/or Mark J.D. Ward, without any duty of inquiry or investigation, and (b) with respect to Buyer, the actual present knowledge of Benjamin W. Hulburt, Matthew R. DeNezza and/or Christopher K. Hulburt, without any duty of inquiry or investigation.

“Law” means any and all applicable federal, state, local or foreign law (including common law), statute, act, constitution, ordinance, permit, writ, injunction, order, regulation, rule, code, decree, judgment or other requirement or rule having the force of law.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Authority.

“Liabilities” means any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, obligations, damages, losses, penalties, fines, costs, and expenses, including reasonable attorneys’ and consultants’ fees and expenses incurred in connection therewith.

“Liens” means any lien, mortgage, security interest, pledge, deposit, restriction, burden, charge, adverse claim, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, preferential arrangement or restriction or limitation of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (including any Contract granting any of the foregoing).

“Material Adverse Effect” means any event, change, circumstance, occurrence, condition, fact, result, effect or other matter (whether foreseen or not) that has had or will have, individually or in the aggregate with any other events or circumstances, a material adverse effect on the ownership, operation or value of Company or Cardinal NE, taken as a whole and as operated, owned or valued as of the Execution Date; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes, after the Execution Date, in Laws, GAAP or enforcement or interpretation thereof, (iii) changes that generally affect the industry and market in which Company and Cardinal NE operate, (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (v) changes generally affecting natural gas and condensate gathering and pipeline companies (including changes in the market price of Hydrocarbons), (vi) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, Buyer, or (vii) the execution or delivery of this Agreement, the consummation of the Transaction or the public announcement or other publicity with respect to any of the foregoing.

“Material Contracts” means any of the following Contracts to which either Company or Cardinal NE is a party:

(a) Contracts that can reasonably be expected to involve obligations of, or payments after the Execution Date in a calendar year in excess of Two Hundred Thousand Dollars ($200,000);

(b) participation agreements, joint development agreements, area of mutual interest agreements, asset purchase agreements, partnership agreements, joint venture agreements or operating agreements;

(c) Contracts for the purchase or sale, gathering, compression, dehydration, processing, storage or transportation of Hydrocarbons that cannot be terminated by Company or Cardinal NE without penalty on ninety (90) days’ notice or less;

(d) Contracts that constitute a pipeline interconnect or facility operating or maintenance agreement;

(e) Contracts for the sale of any of the Assets or the grant to any Person of any Preferential Purchase Rights with respect to any of the Assets;

(f) Contracts relating to the acquisition by Company or Cardinal NE of any operating business or material assets or capital stock of any other Person, whether by merger, purchase of equity, purchase of assets or otherwise;

(g) Contracts relating to the incurrence, assumption or guarantee of any indebtedness or imposing of a Lien on any of the Assets, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(h) Contracts between Company or Cardinal NE, on the one hand, and Seller or any of its Affiliates, on the other hand, other than Contracts that will be terminated prior to the Closing without any liability to Company or Cardinal NE;

(i) Contracts that provide for a limit on the ability of Company or Cardinal NE to compete in any line of business or in any geographic area, including an area of mutual interest, during any period of time after the Closing or that contains a most favored nations or similar provision or a restriction on transfer of any Assets of Company or Cardinal NE;

(j) outstanding Contracts of guaranty, surety or indemnification by Company or Cardinal NE; and

(k) Contracts which grant a power of attorney with respect to the affairs of Company or Cardinal NE.

“Membership Interests” has the meaning set forth in the recitals.

“Meters” means the meters owned by Company and listed on Exhibit C (Meters).

“Net Amount Owed to/from Seller Group” means the net amount Company and/or Cardinal NE owes to, or is owed by, the Seller Group.

“Net Working Capital” means the net amount of Company’s consolidated current assets less consolidated current liabilities as of the Execution Date, calculated in accordance with GAAP applied on a consistent basis and determined in accordance with the accounting principles, methodologies and procedures used by Company; provided, however, that for purposes of this definition, “Net Working Capital” includes the Net Amount Owed to/from Seller Group as of the Execution Date.

“NORM” means naturally occurring radioactive material.

“Notice” has the meaning set forth in Section 9.1 (Notices).

“Operating Agreement” means that certain Limited Liability Company Agreement of Cardinal NE Holdings, LLC, dated April 18, 2016.

“Option” has the meaning set forth in the recitals.

“Option Agreement” has the meaning set forth in the recitals.

“Option Period” has the meaning set forth in the recitals.

“Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any Governmental Authority.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, by-laws, partnership agreement, regulations, limited liability company agreement or similar organizational document or agreement, as applicable, of such Person.

“Party” and “Parties” have the respective meanings given to such terms in the preamble.

“Permits” means all permits, licenses, sublicenses, certificates, approvals, consents, notices, waivers, variances, franchises, registrations, Orders, filings, accreditations, or other similar authorizations required by any Law or Governmental Authority or granted by any Governmental Authority insofar as they relate to the System, and are set forth on Exhibit D (Permits).

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable as of the Execution Date;

(b) operators’, materialmen’s, mechanics’, carriers’, workmen’s, landlords’ and repairmen’s Liens and other similar Liens arising in the ordinary course of business and with respect to which the underlying obligation is not delinquent or, if delinquent, is being contested in good faith and set forth on Schedule 1.1(b);

(c) the terms and conditions of the Material Contracts;

(d) the terms and conditions of all other sales Contracts that are not Material Contracts and do not individually or in the aggregate materially detract from the value of the Assets or Company or materially interfere with the operation or use of any of the Assets (as currently owned and operated);

(e) all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of the Assets or the Membership Interests therein if the same are customarily obtained subsequent to such sale or conveyance;

(f) easements, rights of way, servitudes, surface leases and other rights in respect of surface operations, pipelines, gathering lines, grazing, logging, canals, ditches, reservoirs or the like and conditions, covenants or other restrictions, and easements for streets, alleys, highways, pipelines, gathering lines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Assets, which do not operate to materially interfere with current operations on the Assets;

(g) all zoning, entitlement and other land use restrictions under applicable Law (including Environmental Law);

(h) defects or irregularities arising out of lack of authorization with respect to documents executed by (i) an officer or director presumed under applicable Law to have such authority or (ii) other Persons presumed under applicable Law to have such authority (unless Buyer provides evidence that such action was not authorized and results in another Person’s superior claim of title to the relevant Asset);

(i) defects or irregularities that have been cured or remedied by applicable statutes of limitation;

(j) defects or irregularities in the chain of title consisting of omissions of heirship proceedings if the matters to be covered by such omitted heirship proceedings are covered by appropriate affidavits of heirship;

(k) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents, unless Buyer provides affirmative evidence that such failure or omission has resulted in another party’s superior claim of title;

(l) the terms and conditions of the Easements, as well as the terms and conditions of all assignments and conveyances to Company or Cardinal NE, as applicable, of any of the Easements;

(m) any matter waived in writing by Buyer;

(n) all Liens released prior to or at Closing; and

(o) all other Liens, defects, instruments, Contracts, obligations, defects and irregularities affecting the Assets or Company that individually or in the aggregate do not materially:

(i) detract from the value of Company or the Assets;

(ii) interfere with the operation or use of the Assets; and

(iii) detract from the ability of Seller to obtain access, gather, treat, transport, process or otherwise market Hydrocarbons.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any other entity of any kind.

“Post-Closing Date” has the meaning set forth in Section 2.5(a) (Revised Closing Statement).

“Pre-Closing Period” means any taxable period ending on or before the Execution Date.

“Preferential Purchase Right” means preferential purchase right, right of first refusal, right of first offer, or similar right.

“Property Costs” means all capital expenditures incurred in the ownership, operation and development of the Assets during the Option Period pursuant to an Expansion Notice (as defined in the Gathering Agreement). The term “Property Costs” shall not include any capital expenditures to the extent funded by Buyer or its Affiliates.

“Purchase Price” has the meaning set forth in Section 2.2 (Consideration).

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.

“Real Property” means the surface estate described on Exhibit E (Real Property).

“Real Property Assets” means, collectively, the Real Property and the Easements.

“Records” means collectively the Accounting Records, the Corporate Records, the Material Contracts, Tax records, Tax Returns and all other files, records and data maintained by Seller, Company or Cardinal NE relating to the System. “Records” shall not include the following (which shall be retained by Seller): (a) documents subject to legal privilege (such as the attorney-client privilege or work product doctrine) or unaffiliated Third Party contractual restrictions on disclosure or transfer, (b) Seller’s general corporate books, records and files, even if containing references to the Assets, Company or Cardinal NE, (c) interpretative or subjective data, (d) personnel information, unless such information concerns a Hired Employee, (e) Seller Group’s federal income Tax Returns, Seller Group’s state combined/unitary/consolidated income Tax Returns, and other Tax Returns or other Income Tax information of Seller Group not related to the Assets, and (f) records relating to the sale of the Assets or Company.

“Release” means any spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, disposing, migrating, injecting, escaping, leaching or dumping into the environment.

“Representatives” means the directors, officers, partners, members, managers, employees, contractors, agents, or advisors (including attorneys, accountants, consultants, bankers, financial advisors, and any representatives of those advisors) of a Person.

“Revised Closing Statement” has the meaning set forth in Section 2.5(a) (Revised Closing Statement).

“Seller” has the meaning given to such term in the preamble.

“Seller Assumed Liabilities” has the meaning set forth in Section 7.2 (Treatment of Excluded Assets).

“Seller Group” means Seller and its Affiliates other than Company and Cardinal NE.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2 (Buyer Indemnity).

“Seller Marks” has the meaning set forth in Section 7.6 (Use of Seller’s Marks).

“Seller Taxes” means (a) all Income Taxes attributable to the Assets and operations of the Company or Cardinal NE through the Closing Date, including the portion of any Straddle Period ending on the Closing Date as allocated to Seller pursuant to Section 7.8(c)(ii) (including, for the avoidance of doubt, Income Taxes arising in connection with the Transactions), (b) Asset Taxes allocable to Seller pursuant to Section 7.8(c)(i) (Liability for Asset Taxes) (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, (d) any other Taxes not described in clauses (a) through (c) above, imposed on or with respect to the ownership, use or operation of the Assets for any Tax period (or portion thereof) ending on or before the Execution Date and allocated to Seller under Section 7.8(c)(iii) but excluding the amount of any Tax described in clauses (a) through (d) above specifically included as a current liability in the determination Net Working Capital, (e) without duplication, any Taxes resulting from a breach of a representation in Section 6.1(i) and (f) any Taxes arising by reason of the Company or Cardinal NE being liable for Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6(d) or analogous provision of state or local Tax or by reason of being included in a combined or unitary Tax Return or by contract as a transferee, successor or by reason of a tax sharing agreement.

“Straddle Period” means any Tax period beginning before and ending after the Execution Date.

“Straddle Tax Returns” has the meaning set forth in Section 7.8(d)(ii) (Responsibility for Filing Tax Returns and Covenants).

“System” means the “Pennsylvania Facilities” depicted on Exhibit A (Pennsylvania Facilities), including all facilities, approximately four (4) miles of natural gas gathering lines, leased dehydration facilities, cathodic protection equipment, Meters, valves, fittings, equipment, tanks, personal property and appurtenances located downstream of the point of entry, which is the upstream side of the furthest upstream pipe or equipment owned by Cardinal NE that is connected to and contiguous with the System, and extending to the delivery points into Third Party facilities or pipelines, in each case used or held for use (even if inactive or not currently in service) in the ownership and operation of such gathering system.

“Tax Audit” means any audit, adjustment, claim, examination, assessment, contest, or other proceeding with respect to Taxes of Company.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing of Company provided to any Governmental Authority including any schedules or attachments thereto and any amendment thereof.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts, or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding, unclaimed property or escheat and other taxes, and assessments, charges, duties, fees, levies, imposts, or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise.

“Third Party” means a Person other than a Party or its Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.6(a) (Third Party Claim).

“Title Defect” means any Lien or defect in title associated with Cardinal NE’s title to the Assets, other than a Permitted Encumbrance, that adversely affects in any material respect the value of such Asset or the ability of Cardinal NE to own, operate or maintain the Assets in the ordinary course of business consistent with past practice.

“Transaction” has the meaning set forth in the recitals.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Assignment of Membership Interests, the Assignment of Excluded Assets, the Assignment of Contributed Assets and any other agreements, instruments or documents entered into pursuant to or in connection with this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added, recording, registration, conveyance, stock transfer, gross receipts, duty, securities transactions or other similar fees or Taxes or governmental charges and related amounts, including any penalties, interest, additions to Tax, and any payment made in lieu of any such Taxes or governmental charges incurred in connection with this Agreement or the Transaction.

“Working Capital Deficit” means the amount, if any, by which the Net Working Capital, as reflected on the Final Closing Statement, is less than zero.

“Working Capital Surplus” means the amount, if any, by which the Net Working Capital, as reflected on the Final Closing Statement, is greater than zero.

1.2 Interpretation.

(a) References to the preamble or recitals, or to a “Section,” “Schedule” or “Exhibit,” means the preamble or recitals, or a Section, Schedule or Exhibit, to this Agreement.

(b) The preamble, recitals, Schedules and Exhibits form a part of this Agreement.

(c) References to “herein,” “hereby,” “hereunder,” “hereof” and similar expressions are references to this Agreement and not to any particular Section, Schedule or Exhibit.

(d) References to a Party or Person include references to such Party’s or Person’s successors or assigns (immediate or otherwise).

(e) Words importing the singular include the plural and vice versa.

(f) Words importing gender include the masculine, feminine and neutral genders.

(g) The use of headings is for convenience of reference only and does not affect the construction or interpretation of this Agreement.

(h) The words “include” or “including” mean “including without limitation.”

(i) Any reference to a statutory provision includes any subordinate legislation made from time to time under that provision.

(j) Any reference to a statutory provision includes such provision as from time to time modified or re-enacted or consolidated, whether before, on or after the Execution Date so far as such modification, re-enactment or consolidation applies or is capable of applying to any Transaction Document entered into prior to Closing, except to the extent that any statutory provisions made or enacted after the Execution Date would create or increase the liability of Seller under this Agreement or any other Transaction Document.

(k) If there is any conflict or inconsistency between a term in the main part of this Agreement and a term in any of the Schedules, Exhibits or other document referred to or otherwise incorporated into this Agreement, the term in the main part of this Agreement will prevail to the extent of such conflict or inconsistency.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, at the Closing, all right, title and interest of the Seller in and to the Membership Interests.

2.2 Consideration. In consideration for the purchase of the Membership Interests, Buyer shall pay to Seller Eighteen Million Three Hundred Thousand Dollars ($18,300,000) (the “Purchase Price”), as adjusted in accordance with Section 2.3 (Adjustments to Purchase Price).

2.3 Adjustments to Purchase Price. The Purchase Price will be adjusted as follows, and the resulting amount will be the “Adjusted Purchase Price”:

(a) Upward Adjustment. The Purchase Price will be adjusted upward by the following amounts (without duplication):

(i) the Working Capital Surplus, if any;

(ii) the product of (A) the aggregate amount of all Property Costs incurred by Company or Cardinal NE during the Option Period and until the Closing, multiplied by (B) 1.62; and

(iii) any other amount otherwise agreed upon by the Parties in writing.

(b) Downward Adjustment. The Purchase Price will be adjusted downward by the following amounts (without duplication):

(i) the Working Capital Deficit, if any; and

(ii) any other amount otherwise agreed upon by the Parties in writing.

2.4 Closing Statement; Closing Payment. In accordance with the terms of the Option Agreement, prior to the Execution Date, Seller prepared and delivered to Buyer a statement (the “Closing Statement”) showing Seller’s computation of the estimated Adjusted Purchase Price (using actual numbers and amounts where available, and using Seller’s good faith estimate of other amounts, where actual amounts are not available). The estimated Adjusted Purchase Price determined in accordance with the terms of the Option Agreement and this Section 2.4 shall constitute the dollar amount to be paid by Buyer to Seller at the Closing (the “Closing Payment”).

2.5 Post-Closing Adjustment.

(a) Revised Closing Statement. On or before the date that is ninety (90) days after the Execution Date, Seller shall prepare and deliver to Buyer a revised Closing Statement (the “Revised Closing Statement”) setting forth the revised computation of the Adjusted Purchase Price. Seller shall provide to Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Revised Closing Statement (and reasonable access to Seller’s personnel, including internal accountants) to permit Buyer to perform or cause to be performed an audit of the Revised Closing Statement, at Buyer’s expense. Buyer will have thirty (30) days from the date of receipt of the Revised Closing Statement (such date the “Post-Closing Date”) to provide Seller with Notice of Buyer’s disagreement (the “Disagreement Notice”) with the Revised Closing Statement, such Disagreement Notice to specify in reasonable detail the Dollar amount, nature and basis of any such disagreement, along with data and information which reasonably substantiates such disagreement. Should Buyer not timely deliver a Disagreement Notice, or should Buyer execute and deliver to Seller a Buyer countersigned Revised Closing Statement, then the Revised Closing Statement shall be deemed the Final Closing Statement, and shall be final and binding on the Parties.

(b) Revised Closing Statement Dispute. Should Buyer timely deliver a Disagreement Notice, then the Parties will, in good faith, use their commercially reasonable efforts for a period of thirty (30) days following Seller’s receipt of the Disagreement Notice to resolve the disagreements specified in the Disagreement Notice and agree and execute the Final Closing Statement. If at the end of such thirty (30) day period, the Parties have not reached agreement on all matters set forth in the Disagreement Notice, any Party may submit the matters that remain in disagreement (and only such matters) to the Accounting Arbitrator (with a copy thereof to the other Parties to such disagreement on the same day) for resolution (such submission, the “Accounting Submission”).

(c) Accounting Arbitration. The arbitration shall be governed by the U.S. Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. The arbitration shall be held in Dallas,

Texas. The Accounting Arbitrator will take such steps as he or she may deem necessary or desirable to avoid delay and to achieve a just, speedy and cost-effective resolution of the dispute. The Accounting Arbitrator will set a hearing date, which may be no earlier than thirty (30) days and no later than sixty (60) days from the date the Accounting Arbitrator receives the Accounting Submission. Each Disputing Party shall, no later than seven (7) Business Days prior to the hearing date set by the Accounting Arbitrator, submit a written brief to the Accounting Arbitrator (and a copy thereof to the other Disputing Party on the same day) with Dollar figures, calculations, and supporting documentation and information that support such Disputing Party’s position in respect of the matters set forth in the Accounting Submission. The hearing shall be conducted on a confidential basis. The Accounting Arbitrator may consider only those matters in disagreement that were set forth in the Accounting Submission and which remain in dispute and, for avoidance of doubt, the Accounting Arbitrator shall not be authorized to hear and determine any issue other than one related to the method of calculating the Revised Settlement Statement. The Accounting Arbitrator’s decision shall be based upon and be consistent with the terms and conditions of this Agreement. In deciding any matter, the Accounting Arbitrator (i) shall be bound by the provisions of this Section 2.5 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by a Disputing Party in its submission. The Accounting Arbitrator shall render its decision, which will include a written statement of its findings and conclusions, along with the Final Closing Statement reflecting such findings and conclusions, no later than thirty (30) days after the hearing date. The decision of the Accounting Arbitrator shall be (i) final and binding on the Disputing Parties and (ii) final and non-appealable for all purposes hereunder; provided that such decision may be reviewed, corrected, or set aside by a court of competent jurisdiction, but only if and to the extent that the Accounting Arbitrator is found by such court of competent jurisdiction to have made mathematical errors with respect to its decision. Each Disputing Party will be responsible for one half of the costs and expenses of the Accounting Arbitrator.

(d) Final Closing Statement. If the amount set forth on the Final Closing Statement exceeds the Closing Payment, then, within ten (10) Business Days after the Final Settlement Date, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account(s) designated in writing by Seller, the amount by which the amount set forth on the Final Closing Statement exceeds the Closing Payment. If the amount set forth on the Final Closing Statement is less than the Closing Payment, then, within ten (10) Business Days after the Final Settlement Date, Seller shall pay to Buyer, by wire transfer of immediately available funds to the account designated in writing by Buyer, the amount by which the amount set forth on the Final Closing Statement is less than the Closing Payment.

ARTICLE III

CLOSING

3.1 Closing. The closing of the sale and transfer of the Membership Interests from Seller to Buyer as contemplated by this Agreement (the “Closing”) shall take place on the Execution Date at the offices of Thompson & Knight LLP, located at 1722 Routh Street, Suite 1500, Dallas, Texas 75201, or at such other location as Seller and Buyer may agree in writing.

3.2 Buyer Deliverables. At Closing, Buyer shall:

(a) pay the Closing Payment to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller;

(b) deliver to Seller:

(i) an assignment of the Membership Interests in the form attached hereto as Exhibit G (the “Assignment of Membership Interests”) duly executed by Buyer, effecting the assignment to and assumption by Buyer of all right, title and interest of the Seller in and to the Membership Interests; and

(ii) such other documents, instruments and agreements as Seller reasonably requests as required to consummate the Transaction.

3.3 Seller Deliverables. At Closing, Seller shall deliver to Buyer:

(a) an affidavit of non-foreign status from Seller that complies with Section 1445 of the Code;

(b) the Assignment of Membership Interests duly executed by Seller;

(c) an assignment and assumption agreement of the Excluded Assets and any Liabilities associated therewith in the form attached hereto as Exhibit H (the “Assignment of Excluded Assets”) duly executed by Seller and Cardinal NE, effecting the assignment to and assumption by Seller of the Excluded Assets and any Liabilities associated therewith;

(d) an assignment and assumption agreement of the Contributed Assets and any Liabilities associated therewith in the form attached hereto as Exhibit J (the “Assignment of Contributed Assets”) duly executed by Seller and Cardinal NE, effecting the assignment to and assumption by Cardinal NE of the Contributed Assets and any Liabilities associated therewith;

(e) documents evidencing the resignation of the officers and managers of the Company; and

(f) such other documents, instruments and agreements as Buyer reasonably requests as required to consummate the Transaction.

3.4 Company Deliverables. At Closing, Seller shall cause Company to deliver to Buyer:

(a) certificate of good standing with respect to Company issued by the Delaware Secretary of State, and certificates of good standing with respect to Cardinal NE issued by the Delaware Secretary of State and the Pennsylvania Secretary of the Commonwealth, no more than five (5) Business Days prior to Closing for each;

(b) the Assignment of Excluded Assets duly executed by Cardinal NE; and

(c) the Assignment of Contributed Assets duly executed by Cardinal NE.

3.5 Transfer of Membership Interest. Upon consummation of the Closing, and notwithstanding anything in the Operating Agreement to the contrary, (a) Seller shall be automatically withdrawn from Company and shall no longer be a member of Company or a party to the Operating Agreement and (b) Buyer shall be admitted as the sole member of Company, all without any further action being required. The Parties acknowledge and agree that immediately following the Closing, Buyer may update Company’s records and/or amend the Operating Agreement to, among other things, reflect the transfer of the Membership Interests to Buyer and to reflect that Buyer is the sole member of Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Representations and Warranties of Buyer. Buyer represents and warrants to Seller the following as of the Execution Date (unless a different date is otherwise indicated):

(a) Organization. Buyer is a limited partnership, validly organized and existing in good standing under the laws of Delaware.

(b) Authorization; Enforceability. Buyer has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the performance of the Transaction, have been duly and validly authorized by Buyer, and no other action on the part of Buyer is necessary to authorize this Agreement or the performance of the Transaction. This Agreement has been duly and validly executed and delivered by Buyer (and all documents required hereunder to be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer), and assuming the due execution and delivery by the other Parties, this Agreement constitutes, and at Closing each such document will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c) No Conflict; Consents. Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the Transaction by Buyer do not and shall not:

(i) violate any Law applicable to Buyer;

(ii) require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(iii) violate any Organizational Document of Buyer; or

(iv) require any filing with or permit, consent or approval of, or the giving of any notice to, any Person.

(d) Litigation. Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, Buyer:

(i) is not subject to any outstanding Order; and

(ii) is not a party to or to its Knowledge, threatened by, any Legal Proceeding.

(e) Brokers’ Fees. Buyer and its Affiliates have not entered into any Contract with any Person that would require the payment by, or result in a Liability to, Seller, Company or any of their respective Affiliates of any brokerage fee, finders’ fee, or other commission in connection with the Transaction.

(f) Financial Ability. Buyer has and will maintain, through a combination of cash on hand and funds available under existing lines of credit, funds sufficient to fund the consummation of the Transaction and satisfy all other costs and expenses in connection herewith.

(g) Bankruptcy. Buyer is solvent, has not instituted and is not subject to or threatened by any insolvency, receivership or bankruptcy proceeding or any other proceeding for the settlement of debts, has not made an assignment for the benefit of creditors, has not failed to pay any amount due under any loan, guarantee or security agreement on the due date or within any applicable grace period, and has not defaulted under any other term of any loan, guarantee or security agreement which would allow its holder to accelerate an obligation.

(h) Independent Evaluation. Buyer is sophisticated, experienced and knowledgeable in the oil and gas midstream business and is aware of the risks of such business. In making its decision to enter into this Agreement and consummate the Transaction, Buyer:

(i) has relied or shall rely solely on (i) its own independent investigation and evaluation of Company and Cardinal NE and the advice of its own legal, tax, economic, environmental, engineering and geological advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any Representatives of Seller or Company; and (ii) the express written representations and warranties of Seller and Company set forth in Article V and Article VI, respectively, of this Agreement (including related portions of the Schedules) and neither Seller nor any other Person has made any representation or warranty as to Seller, Company, Cardinal NE or the Membership Interests, except as expressly set forth in Article V and Article VI, respectively, of this Agreement (including the related portions of the Schedules); and

(ii) as of the Execution Date, has satisfied itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting Company.

(i) Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Membership Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws. Buyer is experienced in investment matters, fully understands the Transaction, and has the financial ability and resources to bear the economic risks of the investment in the Membership Interests.

(j) Restricted Securities. Buyer acknowledges that the Membership Interests have not been registered under applicable federal and state securities laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

5.1 Representations and Warranties of Seller. Subject to the matters specifically listed or disclosed in the Schedules to this Agreement, Seller represents and warrants to Buyer the following as of the Execution Date (unless a different date is otherwise indicated):

(a) Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization; Enforceability. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the performance of the Transaction, have been duly and validly authorized by Seller, and no other action on the part of Seller is necessary to authorize this Agreement or the performance of the Transaction. This Agreement has been duly and validly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at the Closing will be duly executed and delivered by Seller), and assuming the due execution and delivery by the other Parties, this Agreement constitutes, and at the Closing each such document will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c) No Conflicts; Consents. The execution and delivery of this Agreement by Seller and the consummation of the Transaction does not:

(i) violate any Law applicable to Seller;

(ii) require any filing with, consent, approval, or authorization of, or notice to, any Governmental Authority;

(iii) violate any Organizational Document of Seller; or

(iv) require any filing with or permit, consent or approval of, or the giving of any notice to, any Person, except in the case of Sections 5.1(c)(ii) or 5.1(c)(iv) such that has been obtained prior to the Execution Date or as would not reasonably be expected to have a Material Adverse Effect.

(d) Litigation. Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Seller to enter into and perform its obligations under this Agreement, Seller:

(i) is not subject to any outstanding Order; and

(ii) is not a party to or to its Knowledge, threatened by, any Legal Proceeding.

(e) Bankruptcy. Seller is solvent, has not instituted and is not subject to or threatened by any insolvency, receivership or bankruptcy proceeding or any other proceeding for the settlement of debts, has not made an assignment for the benefit of creditors, has not failed to pay any amount due under any loan, guarantee or security agreement on the due date or within any applicable grace period, and has not defaulted under any other term of any loan, guarantee or security agreement which would allow its holder to accelerate an obligation.

(f) Title to Membership Interests. Seller is the sole member of Company and is the record owner of and has good and valid title to the Membership Interests and sole and unrestricted voting power and power of disposition with respect to all of the Membership Interests. Seller has the power, authority and legal capacity to sell, transfer, assign and deliver the Membership Interests as provided in this Agreement, and upon consummation of the Transaction, such sale, transfer, assignment and delivery to Buyer, Buyer will acquire good and valid title to all of the Membership Interests free and clear from all Liens other than:

(i) those that may arise by virtue of actions taken by or on behalf of Buyer or its Representatives; or

(ii) restrictions on transfer that may be imposed by federal or state securities Laws.

(g) Preferential Purchase Rights. Other than the Option Agreement, there are no Preferential Purchase Rights in respect of Seller’s sale and transfer of the Membership Interests to Buyer under this Agreement.

(h) Brokers’ Fees. Seller has not entered into any Contract with any Person that would require the payment by, or result in a Liability to, Buyer or its Affiliates after Closing of any brokerage fee, finders’ fee, or other commission in connection with the Transaction.

(i) Employee Matters.

(i) Cardinal III has entered into a Client Service Agreement (the “Insperity Agreement”) with Insperity PEO Services, L.P. (“Insperity”), under which Insperity and Cardinal III are co-employers of the Employees. Pursuant to the Insperity Agreement, Insperity is responsible for, among other things, paying salaries and wages to the Employees, complying with reporting and payment of federal and state payroll taxes, and providing certain benefits as specified in the Insperity Agreement to the Employees, including benefits under employee benefit plans as specified in the Insperity Agreement. Cardinal III has complied in all material respects with its responsibilities under the Insperity Agreement. To Seller’s Knowledge, Insperity has (A) complied in all material respects with its responsibilities under the Insperity Agreement, and (B) complied in all material resects with applicable Laws relating to employment and labor and with respect to its adoption and administration of the employee benefit plans.

(ii) With respect to the Employees, Cardinal III and Seller are in material compliance with all applicable Laws relating to employment, including all such Laws relating to fair employment practices, equal employment opportunities, prohibited discrimination and other similar employment activities, safety and health, compensation, tax withholding, tax payment and workers’ compensation.

(iii) With respect to the Employees, neither Cardinal III nor Seller is a party to any collective bargaining agreement and, to Seller’s Knowledge, no petition has been filed with any labor relations board seeking recognition of a bargaining representative of any Employee by any individual or group of individuals. No collective bargaining agent has been certified as a representative of any Employee and no union organization campaign is currently pending with respect to any Employee.

(j) Employee Benefit Plans.

(i) Schedule 5.1(j) contains a true and complete list of each “employee benefit plan”, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other material plan, Contract or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation adopted, maintained or administered by Seller, Cardinal III or Insperity for the benefit of any current or former Employee, director, manager or officer of Company or Cardinal NE.

(ii) None of Seller, Cardinal III, or any of their respective ERISA Affiliates has, within the past six (6) years, sponsored, maintained, contributed to, or had any obligation to contribute to, any (A) “employee benefit pension plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (B) “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (C) “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (D) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(k) Organizational Documents. Seller has furnished to Buyer true and complete copies of the Organizational Documents of Company and Cardinal NE, and all amendments to such documents.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF COMPANY

6.1 Representations and Warranties of Company. Subject to the matters specifically listed or disclosed in the Schedules to this Agreement, Company represents and warrants to Buyer the following as of the Execution Date (unless a different date is otherwise indicated):

(a) Organization. Each of Company and Cardinal NE is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization; Enforceability. Company has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the performance of the Transaction, have been duly and validly authorized by Company, and no other action on the part of Company is necessary to authorize this Agreement or the performance of the Transaction. This Agreement has been duly and validly executed and delivered by Company (and all documents required hereunder to be executed and delivered by Company at the Closing will be duly executed and delivered by Company), and assuming the due execution and delivery by the other Parties, this Agreement constitutes, and at the Closing each such document will constitute, a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c) No Conflicts; Consents. The execution and delivery of this Agreement by Company and the consummation of the Transaction do not:

(i) violate any Law applicable to Company or Cardinal NE;

(ii) require any filing with, consent, approval, or authorization of, or notice to, any Governmental Authority;

(iii) violate any Organizational Document of Company or Cardinal NE; or

(iv) except as set forth on Schedule 6.1(c), require any filing with or permit, consent or approval of, or the giving of any notice to, any Person, except in the case of Sections 6.1(c)(ii) or 6.1(c)(iv) such that has been obtained prior to the Execution Date or as would not reasonably be expected to have a Material Adverse Effect.

(d) Litigation. Except as set forth on Schedule 6.1(d), Company and Cardinal NE:

(i) are not subject to any outstanding Order that would reasonably be expected to have a Material Adverse Effect; and

(ii) are not a party to or, to the Knowledge of Company or Seller, threatened by any Legal Proceeding in relation to the Assets.

(e) Brokers’ Fees. Company has not entered into any Contract with any Person that would require the payment by, or result in a Liability to, (i) Buyer or any of its Affiliates or (ii) Seller, Company or Cardinal NE, or any of their respective Affiliates after Closing of any brokerage fee, finders’ fee, or other commission in connection with the Transaction.

(f) Capital Structure.

(i) Company

(A) The authorized Interests of Company consist only of the Membership Interests.

(B) Other than the Membership Interests and the Option Agreement, there are no outstanding:

(1) Interests or other voting securities of Company;

(2) securities of Company or of any other Person convertible into or exchangeable for Membership Interests or other voting securities of, or any other Interest in, Company; or

(3) subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or Contracts to which Company is a party or by which it is bound that obligates Company to issue, deliver, sell, purchase, redeem or acquire Membership Interests or other voting securities of, or any other Interest in, Company (or securities convertible into or exchangeable or exercisable for Membership Interests or other voting securities of, or any other Interest in, Company) or obligating Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or Contract.

(C) All outstanding Membership Interests are duly authorized, validly issued, fully paid and nonassessable. No Membership Interests have been issued in violation of, and none are subject to, any Preferential Purchase Rights except as set forth in Company’s Organizational Documents.

(D) There is no member agreement, irrevocable proxies, voting trust or other Contract to which Company is a party or by which it is bound relating to the voting of the Membership Interests.

(ii) Cardinal NE

(A) The authorized Interests of Cardinal NE consist solely of the membership interests owned by Company (the “Cardinal NE Membership Interests”).

(B) Other than the Cardinal NE Membership Interests, there are no outstanding:

(1) Interests or other voting securities of Cardinal NE;

(2) securities of Cardinal NE or of any other Person convertible into or exchangeable for Cardinal NE Membership Interests or other voting securities of, or any other Interest in, Cardinal NE; or

(3) subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or Contracts to which Cardinal NE is a party or by which it is bound that obligates Cardinal NE to issue, deliver, sell, purchase, redeem or acquire Cardinal NE Membership Interests or other voting securities of, or any other Interest in, Cardinal NE (or securities convertible into or exchangeable or exercisable for Cardinal NE Membership Interests or other voting securities of, or any other Interest in, Cardinal NE) or obligating Cardinal NE to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or Contract.

(C) All outstanding Cardinal NE Membership Interests are duly authorized, validly issued, fully paid and nonassessable. No Cardinal NE Membership Interests have been issued in violation of, and none are subject to, any Preferential Purchase Rights except as set forth in Cardinal NE’s Organizational Documents.

(D) There is no member agreement, irrevocable proxies, voting trust or other Contract to which Cardinal NE is a party or by which it is bound relating to the voting of the Cardinal NE Membership Interests.

(g) No Investment Obligation. There are no obligations, contingent or otherwise, of Company or Cardinal NE to provide material funds to, or make any material investment in, or provide any guarantee with respect to the obligations of any Person. There are no bonds, debentures, notes or other indebtedness of Company or Cardinal NE having the right to vote or consent (or convertible into or exchangeable for securities having the right to vote or consent) on any matters on which equity holders of Company or Cardinal NE may vote.

(h) Company Subsidiaries. Other than Cardinal NE, there are no Persons or joint ventures in which Company owns, of record or beneficially, any direct or indirect (through a subsidiary or otherwise) Interest. Company is the sole member of Cardinal NE and is the record owner of and has good and valid title, free and clear of all Liens, to all of the issued and outstanding Cardinal NE Membership Interests and sole and unrestricted voting power and power of disposition with respect to all of the issued and outstanding Cardinal NE Membership Interests. Cardinal NE does not own nor is it a party to a joint venture in which it owns, of record or beneficially, any direct or indirect (through a subsidiary or otherwise) Interest in any Person.

(i) Taxes. Except as set forth on Schedule 6.1(i):

(i) All federal, state and local Income Tax Returns and all other material Tax Returns required by applicable Law to be filed prior to the Execution Date by or on behalf of Company and Cardinal NE or Seller with respect to Company’s and Cardinal NE’s Assets and operations have been timely filed. All such Tax Returns were (and, as to Tax Returns not filed as of the Execution Date, will be) true, complete and correct in all material respects and filed on a timely basis. All Taxes shown as due on such Tax Returns and other material Taxes that are due, or claimed or asserted by any Governmental Authority to be due, from the Company, Cardinal NE or the Seller with respect to Company’s and Cardinal NE’s Assets and operations, including with respect to all periods covered by the Tax Returns, have been timely paid.

(ii) No jurisdiction (whether within or without the United States) in which Company, Cardinal NE or the Seller has not filed a specific Tax Return has asserted in writing that Company, Cardinal NE or the Seller is required to file a Tax Return or pay Taxes in such jurisdiction.

(iii) There are no Tax Liens upon the Membership Interest or the Assets except Permitted Liens.

(iv) Company and Cardinal NE has complied with all applicable Laws relating to the payment and withholding of Taxes (including but not limited to withholding and reporting requirements under Code Section 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and has, within the time and in the manner prescribed by Law, paid over to the proper Governmental Authorities all amounts required with respect to Taxes.

(v) No request has been made by Seller, Company or Cardinal NE, or on their behalf for any extension of time within which to file any Tax Return of Company, Cardinal NE or Seller with respect to Company’s and Cardinal NE’s Assets and operations which extension is currently effective. No waivers or comparable consents or extensions regarding the application of the statute of limitations for any Taxes or Tax Returns of Seller, Company or Cardinal NE with respect to Company’s and Cardinal’s Assets and operations or Tax Returns have been issued or granted that have not expired. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Company, Cardinal NE and Seller related to Company’s and Cardinal’s Assets or their operations through 2013.

(vi) No deficiency for any Taxes has been proposed or threatened in writing or assessed against Company, Cardinal NE or Seller with respect to Company’s and Cardinal NE’s Assets or their operations that has not been resolved and paid in full;

and no audits or other administrative proceedings or court proceedings are presently pending or threatened in writing with regard to any Taxes or Tax Returns of Company, Cardinal NE or Seller related to Company’s and Cardinal NE’s Assets or their operations; all prior adjustments of federal Tax liability have been reported to appropriate state and local Governmental Authorities and all resulting Taxes payable to state and local Governmental or Regulatory Authorities have been paid.

(vii) There is no power of attorney currently in force with respect to any Tax matter involving Company, Cardinal NE or Seller.

(viii) Seller has made available to the Purchaser complete and accurate copies of all federal income Tax Returns filed by or on behalf of Company and Cardinal NE, in each case, for all taxable years ending on or after January 1, 2013.

(ix) Other than the Parties being subject to this Agreement and the Organizational Documents for each Party as such documents may provide for distributions for the payment of Tax, no agreement as to indemnification for, contribution to, or payment of Taxes related to Company or Cardinal NE or Company’s and Cardinal NE’s Assets or their operations exists between Company, Cardinal NE (or Seller with respect to the Assets) and any other Person, including pursuant to any tax sharing agreement, lease agreement, purchase or sale agreement, partnership agreement or any other agreement (“Tax Sharing Agreement”).

(x) From the formation of each of Company and Cardinal NE to and including the Execution Date, each of Company and Cardinal NE will be a limited liability company that for Unites States federal income Tax purposes (and state and local Tax purposes as applicable) is disregarded as an entity separate from Seller and with respect to which no election has been made under Treasury Regulation 301.7701-3 or comparable state or local law to classify either Company nor Cardinal NE as an association taxable as a corporation.

(xi) Company and Cardinal NE have no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign law), or by reason of being included in a combined or unitary group, or as a transferee or successor, or by contract or otherwise.

(xii) None of Seller (as it relates to its ownership of Company or Cardinal NE), Company or Cardinal NE is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by Seller, Company or Cardinal NE by or on behalf of Company or Cardinal NE (or “closing agreement” described in Section 7121(d) of the Code or corresponding provision of state or local Law), and the IRS has not proposed an adjustment or change in accounting method by Seller, Company or Cardinal NE. Company and Cardinal NE will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Execution Date as a result of: (i) an installment sale, or an open transaction, (ii) an election under Code Section 108(i), or (iii) Company or Cardinal NE having received prepaid amounts on or prior to the Execution Date or otherwise.

(xiii) None of Seller (as it relates to its ownership of Company or Cardinal NE), Company or Cardinal NE has engaged in any reportable transaction, including any transaction that is the same or substantially similar to a transaction that the IRS has determined is a Tax avoidance transaction or that the IRS has identified as a listed transaction as such terms are defined in Treasury Regulation Section 1.6011-4(b).

(xiv) Neither Company nor Cardinal NE is not a party to any joint venture, partnership, contract or other arrangement that has been treated as a partnership for federal, state or local Tax purposes.

(j) Material Contracts. As of the Execution Date, all Material Contracts, and any amendments thereto, are set forth on Schedule 6.1(j) (Material Contracts). Each Material Contract constitutes the legal, valid and binding obligation of Company or Cardinal NE, as applicable, and, to Company’s and Seller’s Knowledge, the counterparties thereto, and is enforceable in accordance with its terms and conditions subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. To Company’s and Seller’s Knowledge, neither Company nor Cardinal NE is in, nor is either alleged to be in, material breach or default of either’s obligations under any of the Material Contracts. To Company’s and Seller’s Knowledge:

(i) no material breach or default by any Third Party exists under any Material Contract; and

(ii) no counterparty to any Material Contract has canceled, terminated or modified any Material Contract except as indicated on Schedule 6.1(j) (Material Contracts).

(k) Affiliate Rights. Neither Seller nor any of its Affiliates owns any property or right that is used by Company or Cardinal NE except as described in Schedule 6.1(k) (Affiliate Rights).

(l) Employee Matters.

(i) Schedule 6.1(l)(i) contains a complete and accurate list of all officers, directors and managers of Company and Cardinal NE. Neither Company nor Cardinal NE has or has ever had any employees on its payroll. Neither Company nor Cardinal NE is a party to or obligated under any consulting, independent contractor, employment, change of control, severance, termination or similar arrangement with respect to any of its current or former officers, directors, managers or service providers or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of its current or former officers, directors, managers or service providers.

(ii) Schedule 6.1(l)(ii) contains a complete and accurate list of all persons employed by Cardinal III or Seller that are primarily engaged in operating or providing services to Company, Cardinal NE or the Assets as of the Execution Date (the “Employees”).

(iii) With respect to the Employees, Company and Cardinal NE are in material compliance with all applicable Laws relating to employment, including all such Laws relating to fair employment practices, equal employment opportunities, prohibited discrimination and other similar employment activities, safety and health, compensation, tax withholding, tax payment and workers’ compensation.

(iv) With respect to the Employees, neither Company nor Cardinal NE is a party to any collective bargaining agreement and, to Company’s Knowledge, no petition has been filed with any labor relations board seeking recognition of a bargaining representative of any Employee by any individual or group of individuals. No collective bargaining agent has been certified as a representative of any Employee and no union organization campaign is currently pending with respect to any Employee.

(m) Employee Benefit Plans.

(i) Neither Company nor Cardinal NE maintains, sponsors, contributes to or has any liability or obligation to contribute to, nor has it ever sponsored, maintained, contributed to, or had any liability or obligation to contribute to, any “employee benefit plans”, as defined in Section 3(3) of ERISA (whether or not subject to ERISA). Neither Company nor Cardinal NE maintains or has any fixed or contingent Liability with respect to any employee benefit, pension or other compensation plans or arrangements.

(ii) Neither the execution and delivery of this Agreement nor the consummation of the Transaction will result in any payment becoming due to any current or former Employee, director, manager or officer of Company or Cardinal NE.

(iii) No payments of money or other property, acceleration of benefits, vesting or provision of other rights in connection with the consummation of the Transaction have or will be made that would result in an “excess parachute payment” (as defined in the Code) whether some other subsequent action or event would be required to cause such payment, accelerations, vesting or provision to be triggered.

(n) Bankruptcy. Each of Cardinal NE and Company is solvent, has not instituted and is not subject to or threatened by any insolvency, receivership or bankruptcy proceeding or any other proceeding for the settlement of debts, has not made an assignment for the benefit of creditors, has not failed to pay any amount due under any loan, guarantee or security agreement on the due date or within any applicable grace period, and has not defaulted under any other term of any loan, guarantee or security agreement which would allow its holder to accelerate an obligation.

(o) Assets.

(i) The Assets and the Excluded Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are used or necessary for use in connection with the operation of the business of Company and Cardinal NE consistent with past practice and as currently operated. Schedule 6.1(o)(i) includes a listing of all owned equipment included in the Assets and Contributed Assets with a value in excess of Five Hundred Thousand Dollars ($500,000) used in connection with the operation of the System.

(ii) To Company’s and Seller’s Knowledge, the Assets being operated as of the Execution Date do not require any maintenance or repair services with a cost in excess of One Hundred Thousand Dollars ($100,000) in order to be put into a condition that would permit their normal operations in accordance with standard industry practice in the areas in which they are operated or used.

(iii) Company and Cardinal NE have such title, right or interest in and to the Assets as is sufficient to enable Company to conduct its business as currently conducted without material interference free and clear of all Title Defects. Neither Company nor Cardinal NE has received any written notice of any claim asserting the existence of a Title Defect in connection with any Assets. Except as disclosed in Schedule 6.1(o)(iii), Company and Cardinal NE own the Assets free and clear of all Liens other than Permitted Encumbrances.

(iv) As of the date of this Agreement, neither Seller, Company nor Cardinal NE have received any written notice of default or termination and, to Company’s and Seller’s Knowledge, are not in default, under the terms of any material lease or Easement with respect to the Real Property Assets, that has resulted in or could reasonably be expected to result in a material impairment or loss of title to the Real Property Assets or the value thereof or that has or would hinder or impede the operations of the Assets or adversely affect the ability of Company or Cardinal NE to own and operate the Assets from and after the Closing in the ordinary course of business as currently conducted by Company and Cardinal NE.

(v) True and complete copies of the Easements held by Company or Cardinal NE as of the date of this Agreement have been made available to Buyer.

(p) Environmental Matters. Except as set forth on Schedule 6.1(p):

(i) To Company’s and Seller’s Knowledge, Company and Cardinal NE are not in violation in any material respect of any applicable Environmental Law, except for any violation or violations that would not reasonably be expected to have a Material Adverse Effect. No Governmental Authority or other Third Party has alleged in writing that Company or Cardinal NE is in material violation of any Environmental Law, except as would not reasonably be expected to have a Material Adverse Effect;

(ii) To Company’s and Seller’s Knowledge, none of the Real Property Assets, none of any other properties used by Company or Cardinal NE in its ordinary course of business, and none of the properties to which Hazardous Materials generated by Company or Cardinal NE or as a result of the operations of Company or Cardinal NE may have migrated or been transported is (A) listed on the CERCLA National Priorities List or any other similar list of sites requiring environmental investigation or remediation maintained by any Governmental Authority or (B) is the subject of any material remediation, removal, cleanup, investigation, response action, claim, judgment, or enforcement action regarding any actual or alleged presence or release of Hazardous Materials;

(iii) To Company’s and Seller’s Knowledge, Hazardous Materials have not been Released on or at the Real Property Assets or any other properties used by Company and Cardinal NE in their ordinary course of business in quantities, concentrations or conditions that would reasonably be expected to result in a material remediation, removal, cleanup, investigation or response action, a claim, a judgment or an enforcement action that could have a Material Adverse Effect;

(iv) Company and Cardinal NE currently hold all material permits, licenses, and approvals required under any Environmental Law for its ownership, operation, or use of the Real Property Assets and the conduct of its operations (“Environmental Permits”), except where the failure to hold such would not reasonably be expected to have a Material Adverse Effect, and there are no material outstanding or unresolved notices of violation or notices of noncompliance with respect to such permits, licenses, and approvals;

(v) Except as would not reasonably be expected to have a Material Adverse Effect, there are no civil, criminal, or administrative actions, suits, demands, claims, hearings, proceedings, or notices pending or, to Company’s and Seller’s Knowledge, threatened against Company or Cardinal NE under any Environmental Law, including without limitations those related to allegations of economic loss, personal injury, illness, or damage to real or personal property or the environment; and

(vi) Company and Cardinal NE have provided true and accurate copies of all material reports, investigations, evaluations, audits, and other material documents relating to the presence of Hazardous Materials at or associated with the Real Property and compliance with Environmental Laws that Company or Cardinal NE has received.

EXCEPT AS SET FORTH IN THIS SECTION 6.1(P), NEITHER COMPANY NOR SELLER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO ENVIRONMENTAL MATTERS, COMPLIANCE WITH ENVIRONMENTAL LAWS OR ANY JUDGMENT, DECREE, ORDER, INJUNCTION OR WRIT OF ANY GOVERNMENTAL ENTITY ISSUED THEREUNDER OR RELATED THERETO OR SELLER’S, COMPANY’S, OR THE ASSETS’ COMPLIANCE THEREWITH, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO

COMPANY’S REPRESENTATIONS CONTAINED IN THIS SECTION 6.1(P) AND WITHOUT PREJUDICE TO BUYER’S RIGHTS WITH RESPECT TO THE REMAINING COVENANTS, AGREEMENTS AND INDEMNITY OBLIGATIONS OF SELLER SET FORTH IN THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

(q) Compliance with Laws. Company and Cardinal NE are in compliance with applicable Laws with respect to use and operation of the Assets, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing in this Section 6.1(q) (or any other provision of this Agreement), Section 6.1(i) (Taxes) is Seller’s and Company’s exclusive representation and warranty in respect of Taxes and Section 6.1(p) (Environmental Matters) is Seller’s and Company’s exclusive representation and warranty in respect of environmental issues.

(r) Proprietary Rights. Except as set forth on Schedule 6.1(r) or as would not reasonably be expected to have a Material Adverse Effect, Company, Cardinal NE or Seller has ownership of, or valid licenses to use, all trade names, service marks, copyrights, patents, know-how, processes and other related or proprietary rights and intellectual property used in Company’s business (“Intellectual Property”). To Company’s and Seller’s Knowledge, Company’s and Cardinal NE’s use of such Intellectual Property does not infringe on the rights of any Person, and Company has not received any notice from any Third Party of any such alleged infringement by Company or Cardinal NE. To Company’s and Seller’s Knowledge, no Person is infringing on Company’s rights with respect to the Intellectual Property. There are no royalty or indemnity agreements between Company or Cardinal NE and any Third Party relating to any Intellectual Property.

(s) Books and Records. In all material respects the Corporate Records contain true, complete and accurate records of all meetings and accurately reflect all other actions taken by:

(i) Seller; and

(ii) the board of managers or similar governing body and all committees of the board of managers or similar governing body on behalf of Company and Cardinal NE.

(t) No Undisclosed Liabilities. Neither Company nor Cardinal NE has Liabilities (whether or not required under GAAP to be reflected on a balance sheet prepared in accordance with GAAP or the notes thereto) except for:

(i) Liabilities reflected, reserved against or otherwise disclosed in the Financial Statements;

(ii) Liabilities arising in the ordinary course after the Execution Date;

(iii) Liabilities disclosed as part of this Agreement; or

(iv) Liabilities that are, individually or in the aggregate, not material to Company nor Cardinal NE and which, in any event, do not exceed Five Hundred Thousand Dollars ($500,000).

(u) Financial Statements. Buyer has been provided copies of the Financial Statements of Company and Cardinal NE. The Financial Statements have been prepared in accordance with the books and records of Company and Cardinal NE in all material respects and fairly present in all material respects the consolidated financial position of Company and Cardinal NE at the dates thereof and the consolidated results of the operations of Company and Cardinal NE for the respective periods indicated.

(v) Insurance. Set forth on Schedule 6.1(v) is a true and complete list of all property, general liability, third party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability, directors’ and officers’ liability and other insurance held by or on behalf of Company or Cardinal NE as of the Execution Date. To Company’s and Seller’s Knowledge, as of the Execution Date, all of such policies are in full force and effect. There is no material Claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers, and neither Company nor Cardinal NE has received written notice of cancellation of any such insurance policies. Notwithstanding the foregoing, Buyer acknowledges that all such insurance policies shall expire as set forth in Section 8.12 (Buyer’s Insurance).

(w) Indebtedness; Surety Bonds and Credit. Except as listed on Schedule 6.1(w), neither Company nor Cardinal NE has outstanding indebtedness for borrowed money or any obligation to post any surety bond, letter of credit, guarantee or other form of support (credit or otherwise) in respect of Company or Cardinal NE except as may be required by a Governmental Authority in connection with the ownership or operation of the Assets.

(x) Bank Accounts. Schedule 6.1(x) sets forth a list of all bank accounts Company and Cardinal NE maintain and lists the Persons who are authorized to sign for or draw upon such accounts.

(y) Permits. Company and Cardinal NE own or hold all Permits necessary for the ownership and operation of the Assets, except for those Permits which the failure to own or hold are not reasonably likely to have a Material Adverse Effect.

(z) Advance Receipts/Purchase. Except as set forth on Schedule 6.1(z), Company and Cardinal NE have not with respect to the Material Contracts: (a) received any quantity of natural gas or liquids to be paid for thereafter other than as permitted under the Material Contracts; or (b) received prepayments, advance payments, or loans which will require Buyer to perform services or provide natural gas or liquids under such Material Contracts on or after the Effective Time without being currently paid therefore except as may be permitted under the Material Contracts.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1 Contributed Assets. The Assets shall include those certain assets described on Exhibit I (the “Contributed Assets”), which are owned or leased by Seller as of the Execution Date. In connection with and on or before Closing, Seller shall contribute, transfer and assign the Contributed Assets to Cardinal NE and obtain any consents required in connection therewith. Cardinal NE shall assume all Liabilities related to the Contributed Assets from and after the Execution Date (“Buyer Assumed Liabilities”).

7.2 Treatment of Excluded Assets. The Assets shall not include, and there is excepted, reserved and excluded from the Transaction, the Excluded Assets. In connection with and on or before the Closing, Cardinal NE shall distribute, transfer and assign the Excluded Assets to Seller and obtain any consents required in connection therewith. Seller shall assume all Liabilities related to the Excluded Assets from and after the Execution Date (“Seller Assumed Liabilities”).

7.3 Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the Transaction. The Parties agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transaction in accordance with the terms hereof.

7.4 Books and Records. From and after the Closing:

(a) Seller shall use commercially reasonable efforts to deliver to Buyer no later than thirty (30) days after the Execution Date, to the extent permitted by applicable Laws or applicable Contract, originals or copies of the Records if originals are not available.

(b) Seller may retain copies of any or all of the Records.

(c) Unless otherwise consented to in writing by Seller, Buyer and its Affiliates shall maintain the Records for a period of no less than seven (7) years post-Closing.

(d) Should Seller require originals of the Records in order to comply with any obligation, filing, request or requirement by a Governmental Authority, Buyer will promptly provide or cause Company to provide the originals of the applicable Records to Seller. Following the need for the originals, Seller shall promptly return such originals to Buyer.

7.5 Change of Name. Buyer shall, and shall cause Company and Cardinal NE to, no later than thirty (30) days after the Execution Date, take any and all actions necessary to change the name of Company and Cardinal NE so that “Cardinal” no longer appears therein, and shall not thereafter use and shall not permit any of their Affiliates thereafter to use the word “Cardinal” in their respective entity names.

7.6 Use of Seller Marks. Seller’s names and other trademarks, service marks and trade names owned by Seller or its Affiliates (“Seller Marks”) may appear on some of the Assets, including signage on the Assets. Buyer and Company acknowledge and agree that neither Buyer nor Company obtains or retains any right, title, interest, license or any other right whatsoever to use the Seller Marks. Buyer and its Affiliates shall, and shall cause Company and Cardinal NE to, and Company and Cardinal NE shall, no later than thirty (30) days after the Execution Date, remove the Seller Marks from the Assets, including signage, and provide written verification thereof to Seller promptly after completing such removal. Buyer and its Affiliates agree never to challenge Seller’s or its Affiliates’ ownership of the Seller Marks or any application for registration thereof. Buyer and its Affiliates will not do any business or offer any goods or services under the Seller Marks. Buyer and its Affiliates will not send, or cause to be sent, any correspondence or other materials to any Person on any stationary that contains any Seller Marks or otherwise operate the Assets in any manner which would or might reasonably be expected to confuse any Person into believing that Buyer has any right, title, interest or license to use the Seller Marks.

7.7 Fees and Expenses. All fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction, will be paid by the Party incurring such fee or expense. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, Buyer shall be responsible for all filing, recording, notice or transfer fees in respect of the Membership Interests.

7.8 Tax Matters.

(a) Tax Treatment. Each Party acknowledges that each of Company and Cardinal NE is a disregarded entity separate from the Seller for United States federal income tax purposes. The Parties acknowledge that for United States federal income tax purposes (and state and local Tax purposes as applicable) the Transaction shall be treated as a purchase from Seller of all of the Assets of Company and Cardinal NE by Buyer.

(b) Purchase Price Allocation. Schedule 7.8 sets forth the allocation of the Purchase Price and other items (including for the avoidance of doubt liabilities) constituting consideration for U.S. federal income tax purposes among the assets of Company in accordance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Schedule”). Seller and Buyer agree to file all information reports and Tax Returns (including IRS Form 8594, if required, and any amended Tax Returns or claims for refund) in a manner consistent with the Allocation Schedule and neither Seller nor Buyer shall take, or permit any of their respective Affiliates to take, any position inconsistent with the Allocation Schedule on any Tax Return, in an audit or otherwise, unless required to do so by applicable Law or a “determination”, within the meaning of Section 1313(a)(1) of the Code; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Schedule, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation Schedule. The Allocation Schedule may be revised, from time to time, by the mutual written consent of Seller and Buyer, so as to reflect adjustments, if any made pursuant to Sections 2.4 (Adjustments to Purchase Price) through 2.6 (Post-Closing Adjustment) and Section 8.5(g). If Seller and

Buyer are unable to resolve any dispute with respect to proposed revisions to the Allocation Schedule within fourteen (14) days, each of Buyer and Seller shall summarize its position with regard to such dispute in a written document of twenty (20) pages or less and submit such summaries to the Accounting Arbitrator, together with any other documentation such Party may desire to submit. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position (or another position which shall be no less favorable to Seller than Buyer’s position and no less favorable to Buyer than Seller’s position) with respect to each matter addressed based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne 50% by Buyer and 50% by Seller. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax Audit or assessment challenging the Allocation Schedule.

(c) Allocation of Taxes.

(i) Asset Taxes.

(A) Seller shall be allocated and bear all Asset Taxes attributable to the Assets and their operations for (A) any Tax period ending on the Execution Date and (B) the portion of any Straddle Period ending on the Execution Date, and Buyer shall be allocated and bear all Asset Taxes attributable to (X) any Tax period beginning after the Execution Date and (Y) the portion of any Straddle Period beginning after the Execution Date.

(B) The portion of any Asset Taxes attributable to the Assets and their Operations that is allocable to the portion of the Straddle Period ending on the Execution Date shall be deemed to be the amount of such Asset Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Execution Date and the denominator of which is the number of days in the entire Straddle Period and for the portion of the period of any Asset Taxes that is allocable to the portion of the Straddle Period beginning after the Execution Date shall be deemed to be the amount of such Asset Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending after the Execution Date and the denominator of which is the number of days in the entire Straddle Period. Upon receipt of any bill for such Asset Taxes relating to Company, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.8(c)(i) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 7.8(c)(i), the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement; provided, however, that Seller shall have no obligation to reimburse the amount of the Asset Tax that is specifically included in the calculation of the Adjusted Purchase Price.

(ii) Income Taxes. Income Taxes shall be based on the closing of the books method as of the close of the Execution Date.

(iii) Any Taxes other than those described in clauses (i) and (ii) of this Section 7.8(c) and Transfer Taxes provided in Section 7.8(g) assessed with respect to a Straddle Period shall be based on the closing of the books method as of the close of the Execution Date.

(d) Responsibility for Filing Tax Returns and Covenants.

(i) Seller will cause to be prepared and filed (A) all Income Tax Returns for Company and Cardinal NE that are required to be filed for any Tax period ending on or before the Execution Date, and (B) all other Tax Returns for Company and Cardinal NE that are required to be filed on or prior to the Execution Date. Such Tax Returns will be prepared on a basis consistent with past practice of Company and Cardinal NE except to the extent otherwise required by Law. Seller shall provide a draft to Buyer of each such Tax Return (together with all supporting documentation and work papers) no later than thirty (30) days prior to the date on which such Tax Return (taking into account applicable extensions) is required to be filed for Buyer’s review and reasonable comments. Buyer shall provide written comments to any Tax Return described in the preceding sentence no later than ten (10) days prior to the date on which such Tax Return is required to be filed and Seller will consider Buyer’s comments in good faith. Seller shall pay or cause to be paid all Taxes reported to be due on such Tax Returns.

(ii) Buyer shall prepare or cause to be prepared all Tax Returns of Company and Cardinal NE for all Straddle Periods (the “Straddle Tax Returns”). Such Tax Returns shall be prepared on a basis consistent with past practice of Company except to the extent otherwise required by Law. Not later than thirty (30) days prior to the due date (taking into account applicable extensions) for filing any such Tax Return, Buyer shall deliver a copy of such Tax Return, together with all supporting documentation and work papers, to Seller for Seller’s review and reasonable comment. Seller shall provide written comments to any Tax Return referenced in the preceding sentence no later than ten (10) Business Days prior to the due date (with extensions) for which such Tax Return is required to be filed, and Buyer shall consider Seller’s comments in good faith. Buyer will cause such Tax Return to be timely filed by Company and will provide a copy to Seller. Buyer shall timely pay to the applicable Governmental Authority any Tax shown as due and owing on such Straddle Tax Returns for the Straddle Period as filed. Seller shall pay to Buyer no later than five (5) Business Days after Buyer has filed any such Tax Return for a Straddle Period the portion of any such Taxes that were due for such Straddle Period that are Seller Taxes.

(iii) Buyer and Seller shall:

(A) use commercially reasonable efforts to cooperate in connection with the preparation and filing of all Tax Returns and in the conduct of any Tax contests or proceedings and in qualifying for any exemptions or reductions in Taxes that may be available with respect to the Transactions; and

(B) use commercially reasonable efforts to make available in a timely manner to the other all information, records or documents with respect to Tax matters pertinent to Company reasonably requested for the preparation of Tax Returns or the prosecution or defense or conduct of any Tax contests and shall execute and deliver powers of attorney and other documents necessary to carry out of the intent of this Section 7.8. Any information obtained under this Section 7.8(d)(iii) shall be kept confidential, except as may be necessary in connection with the filing of Tax Returns or the Tax contests or proceedings.

(e) Responsibility for Tax Audits.

(i) After the Closing, except as provided in Section 7.8(e)(ii) and (iii), Buyer shall control the conduct, through counsel of its own choosing (as its sole cost and expense), of any Tax Audit. Each Party shall promptly notify the other in writing of any, assessment, demand, claim or notice of the commencement of an audit received by such Party from any Governmental Authority with respect to Taxes for which such other Party may be liable pursuant to this Agreement. Such notice shall include copies of any notice, assessment, demand, claim or other document received from any Governmental Authority.

(ii) In the case of a Tax Audit after the Closing that relates solely to Seller Taxes for a Pre-Closing Period (other than a Straddle Period), Seller shall control (at its sole cost and expense) the conduct of such Tax Audit provided that Seller admits in writing its payment or indemnity obligation under this Agreement for Seller Taxes for the applicable periods covered by the Tax Audit, and Seller shall not settle, compromise or concede any portion of such Tax Audit that is reasonably likely to affect the Taxes of Company for any Straddle Period or any taxable year (or portion thereof) beginning after the Execution Date without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided further, that Buyer and Company shall have the right to retain separate counsel at their sole cost and expense and participate in, but not control, such defense. If Seller does not admit to its indemnity obligation or payment obligation under this Agreement as noted above or if having admitted its indemnity or payment obligations fails to diligently pursue the conduct of the Tax Audit, Buyer shall have the right to conduct the Tax Audit and settle any such controversy and Seller shall reimburse Buyer promptly and periodically for all costs and expenses of the defense (including reasonable attorney’s fees). In the case of a Tax Audit after the Closing that relates to a Straddle Period, Buyer shall control the conduct of such Tax Audit, and Buyer shall not settle, compromise or concede any portion of such Tax Audit that is reasonably likely to affect the Seller Taxes of Company for any Pre-Closing Period without the consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned; provided further, that Seller shall have the right to retain separate counsel at its sole cost and expense and participate in, but not control, such defense. If Buyer fails to diligently pursue the conduct of the Tax Audit, Seller shall have the right to conduct the Tax Audit and settle any such controversy and Buyer shall reimburse Buyer promptly and periodically for all costs and expenses of the defense (including reasonable attorney’s fees).

(iii) Seller and Buyer shall use commercially reasonable efforts to promptly furnish or cause to be furnished to each other such information (including access to books and records) and assistance relating to Company as is reasonably requested for the preparation, prosecution, defense or conduct of any Tax Audit. Seller and Buyer shall use commercially reasonable efforts to cooperate with each other in the conduct of any Tax Audit or other proceeding involving or otherwise relating to Company (or its income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 7.8(e)(iii). Any information obtained under this Section 7.8(e)(iii) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Audit or other Action relating to Taxes.

(iv) Buyer shall and shall cause Company and Cardinal NE to (A) use its commercially reasonable efforts to properly retain and maintain its Tax and accounting records that relate to each Pre-Closing Tax Period and Straddle Period and that were transferred to Buyer as part of the Records for three (3) years from the date of the filing of the Tax Returns related to such periods or, if later, the settlement of any Tax Audit relating to such Tax Returns and shall thereafter provide Seller with Notice prior to any destruction, abandonment or disposition of all or any portions of such records, (B) transfer such records to Seller upon its written request prior to any such destruction, abandonment or disposition and (C) allow Seller and its agents and representatives, at times and dates reasonably and mutually acceptable to the Parties, to from time to time inspect and review such records as Seller may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by Seller during normal business hours and at Seller’s sole expense. Any information obtained under this Section 7.8(e)(iv) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Audit relating to Taxes or as otherwise required by Law.

(f) Tax Refunds. The amount of any refunds of Seller Taxes for any Pre-Closing Period of Company shall be for the account of Seller, provided that any such refunds that are initially paid to Buyer or Company (and not Seller) after Closing shall be net of all Taxes payable by Buyer or Company for any taxable period (or portion thereof) beginning after the Execution Date attributable to the receipt of such refund by Buyer or Company; provided further, that any such refund shall not be for the account of Seller to the extent that such refund is included in Net Working Capital. The amount of any refunds of Taxes of Company for any Tax period beginning after the Execution Date shall be for the account of Buyer. The amount of any refund of Taxes of Company for any Straddle Period shall be equitably apportioned between Buyer and Seller in accordance with the principles set forth in Section 7.8(c). Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 7.8(f) the amount of such refund within thirty (30) days after such refund is received, net of any reasonable costs or expenses incurred by such Party or its Affiliates in procuring such refund.

(g) Transfer Taxes. Notwithstanding any requirement of applicable Law, including with respect to the Party liable for the payment of such Transfer Taxes, and notwithstanding anything else to the contrary in this Agreement, all Transfer Taxes shall be borne by and payable by Buyer. Buyer shall be liable for and shall indemnify and hold Seller, its Affiliates, and its and their respective officers, directors, members, managers, partners, employees, and agents harmless with respect to any Transfer Taxes. Buyer shall timely file all Tax Returns required to be filed in respect of Transfer Taxes. Buyer’s preparation of any Tax Returns for Transfer Taxes shall be subject to Seller’s reasonable approval, which approval shall not be unreasonably withheld, delayed or conditioned. Seller and Buyer shall use their commercially reasonable efforts to cooperate with each other to share information reasonably necessary for the preparation and filing of Tax Returns and other documentation relating to Transfer Taxes as may be required by applicable Law.

(h) All tax sharing agreements (and any obligations thereunder) between Company or Cardinal NE, on the one hand, and the Seller or any affiliated entities of Sellers will be terminated as of the Execution Date.

(i) Survival and Conflict. The obligations set forth in this Section 7.8 (Tax Matters) shall survive Closing until the expiration of the applicable statute of limitation.

7.9 Employee Matters. Buyer has issued, or has caused its Affiliate to issue, written offers of employment to all Employees. All employment offers issued by Buyer or its Affiliate under this Section 7.9 shall be effective from and after the Execution Date and shall provide for the same regular salary or hourly rate, as applicable, as each Employee had with Cardinal III immediately before the Execution Date for at least one (1) year following the Execution Date, plus equivalent other terms and conditions of employment (including without limitation position, title, duties, responsibilities, insurance and other employee benefits, bonus, incentive opportunity (excluding equity-based compensation), vacation, sick, or other paid leave) substantially comparable, in the aggregate, to the terms and conditions of employment that Buyer or its Affiliates provide to similarly situated employees. Prior to the Execution Date and in accordance with the terms and provisions of the Option Agreement, Buyer has previously notified Seller in writing as to the identities of such Employees who have accepted Buyer’s offers of employment (the “Hired Employees”). Seller has caused Cardinal III to accept the resignation or terminate the employment of the Hired Employees effective as of the date immediately before the Execution Date. On and after the Execution Date, Buyer shall cause each Hired Employee to receive full credit for such Employee’s service with Cardinal III and any predecessor for purposes of eligibility, benefit level and accrual (but not for purposes of benefit accruals under qualified or non-qualified defined benefit pension plans), and vesting under any benefit plans made available to employees of Buyer or any Affiliate of Buyer that employs the Hired Employees in which a Hired Employee participates to the same extent recognized by Cardinal III immediately prior to the Execution Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. On and after the Execution Date, Buyer shall or shall cause any Affiliate that employs the Hired Employees to make reasonable efforts to (a) waive any preexisting condition limitations otherwise applicable to Hired Employees and their eligible dependents under any plan of Buyer or its Affiliate that provides health benefits in which Hired Employees may be eligible to participate on and after the Closing and (b) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Hired Employee and his or her eligible dependents on or after the Execution Date, in each case to the extent such Hired Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous employee plan of Cardinal III or Insperity immediately prior to the Execution Date; provided, however, that with respect to any insured plan the obligations of Buyer or its Affiliate hereunder shall be limited to (i) requesting in good faith that the applicable insurer implement such actions, and (ii) incurring any reasonable administrative costs related thereto, if necessary. The provisions of this Section 7.9 are intended to benefit the Parties and nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any other Person (including, for the avoidance of doubt, any Employees) other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

7.10 Environmental Filings.

(a) Seller will cause to be prepared and filed all notices, reports, and other fillings required to be submitted to Governmental Authorities under applicable Environmental Laws and Environmental Permits (“Environmental Filings”) on or before the Execution Date. Such Environmental Filings will be prepared on a basis consistent with past practice of Company and Cardinal NE except to the extent otherwise required by Law.

(b) Buyer shall prepare or cause to be prepared all Environmental Filings of Company that are required to be submitted to Governmental Authorities after the Execution Date. Such Environmental Filings shall be prepared on a basis consistent with past practice of Company except to the extent otherwise required by Law.

(c) Buyer and Seller shall use commercially reasonable efforts to cooperate in connection with the preparation and filing of all Environmental Filings, including commercially reasonable efforts to make available in a timely manner to the other all information, records or documents with respect to Environmental Filings pertinent to Company reasonably requested for the preparation of Environmental Filings.

7.11 Manager and Officer Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by Company now existing in favor of each Person who is now, or has been at any time prior to the Execution Date, an officer or manager of Company, as provided in the Organizational Documents of Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the Execution Date, shall survive the Execution Date and shall continue in full force and effect in accordance with their respective terms.

(b) Company shall, and Buyer shall cause Company to (i) purchase as of the Execution Date and maintain in effect for a period of six (6) years after the Execution Date, if available, the current policies of managers’ and officers’ liability insurance maintained by Company immediately prior to the Execution Date (provided that Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of Company when compared to the insurance maintained by Company as of the Execution Date), or (ii) purchase as of the Execution Date “tail” insurance policies with a claims period of six (6) years from the Execution Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors, managers and officers of Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Execution Date (including in connection with the transactions contemplated by this Agreement).

(c) The obligations of Buyer and Company under this Section 7.11 shall not be terminated or modified in such a manner as to adversely affect any director, manager or officer to whom this Section 7.11 applies without the consent of such affected director, manager or officer (it being expressly agreed that the directors, managers and officers to whom this Section 7.11 applies shall be third-party beneficiaries of this Section 7.11, each of whom may enforce the provisions of this Section 7.11).

(d) In the event Buyer, Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or Company, as the case may be, shall assume all of the obligations set forth in this Section 7.11.

ARTICLE VIII

INDEMNIFICATION; WAIVERS; INSURANCE

8.1 Seller Indemnity. From and after the Closing and subject to the other provisions of this Article VIII, Seller shall indemnify, defend, and hold harmless Buyer, its Affiliates and each of their respective Representatives (the “Buyer Indemnified Parties”) against Liabilities incurred or suffered by the Buyer Indemnified Parties as a result of, relating to, or arising out of:

(a) any breach of or default in any representation or warranty made by Seller in Article V or Company in Article VI;

(b) any breach of or failure to perform any covenant or agreement made or to be performed by Seller or Company (until Closing) under this Agreement;

(c) any Seller Taxes;

(d) any Excluded Assets; and

(e) any Seller Assumed Liabilities.

8.2 Buyer Indemnity. From and after the Closing, Buyer shall indemnify, defend, and hold harmless Seller, its Affiliates and each of its and their respective Representatives (the “Seller Indemnified Parties”) against Liabilities incurred or suffered by the Seller Indemnified Parties as a result of, relating to, or arising out of:

(a) any breach of or default in any representation or warranty made by Buyer in Article IV of this Agreement;

(b) any breach of or failure to perform any covenant or agreement made or to be performed by Buyer or Company (from and after Closing) under this Agreement;

(c) any Contributed Assets;

(d) any Buyer Assumed Liabilities; and

(e) except to the extent that Buyer is entitled to indemnification as set forth in Section 8.1 (Seller Indemnity), the ownership and operation of Company, Cardinal NE and the Assets, including any actions or omissions of Company or Cardinal NE, for all time periods before and after Closing.

8.3 Company Indemnification of Seller. From and after Closing, Company shall, and Buyer shall cause Company to, indemnify, defend, and hold harmless the Seller Indemnified Parties against any Liabilities incurred in connection with any Legal Proceeding which arises out of matters existing or occurring at or prior to Closing, whether asserted or claimed prior to, at or after Closing, to the fullest extent that Company was permitted or required to indemnify, defend or hold harmless such Person pursuant to Company’s Organization Documents and applicable Law in effect on the Execution Date.

8.4 Express Negligence Rule. THE INDEMNIFICATION AND WAIVER PROVISIONS IN THIS ARTICLE VIII (INDEMNIFICATION; WAIVERS; INSURANCE) SHALL BE ENFORCEABLE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION, EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY SUCH PERSON. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

8.5 Limitations on Liability.

(a) Deductible on Seller’s Indemnity. Seller shall not have any liability for any indemnification under this Agreement:

(i) for any individual Liability unless the amount with respect to such Liability exceeds Fifty Thousand Dollars ($50,000); and

(ii) until and unless the aggregate amount of all Liabilities, excluding those Liabilities for which Seller is not liable to any Buyer Indemnified Party by reason of the provisions of Section 8.5(a)(i), for which a Claim Notice or Notice is delivered by Buyer exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible, provided that Seller’s indemnity in respect of the Excepted Matters (as defined below) shall not be subject to the individual Liability threshold or the Indemnity Deductible as set forth in this Section 8.5(a) (Deductible on Seller’s Indemnity).

(b) Cap on Seller’s Liability. If a Buyer Indemnified Party is entitled to indemnity under Section 8.1 (Seller Indemnity), any such claim shall be satisfied solely and exclusively against the Indemnity Cap; provided that such limitation shall not apply to Liabilities resulting from any breach of any Fundamental Representation (the “Excepted Matters”). Therefore, except for the Excepted Matters, the maximum aggregate liability of Seller under Section 8.1 (Seller Indemnity) shall not exceed the Indemnity Cap, and the Buyer Indemnified Parties shall have no further right to indemnification hereunder or thereunder, and Seller shall be relieved from any and all liability under this Agreement and Buyer releases Seller from any and all such liability, at such time as the aggregate funds paid by Seller for indemnification under this Article VIII equal the Indemnity Cap. Notwithstanding anything else to the contrary in this Agreement, the maximum aggregate liability of Seller under this Agreement (including with respect to Excepted Matters) shall not exceed the Purchase Price.

(c) Survival of Buyer Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Buyer under this Agreement will survive Closing without limitation.

(d) Survival of Company and Seller Representations, Warranties, Covenants and Agreements. The representations and warranties of Company and Seller under this Agreement will survive Closing for a period of six (6) months following Closing; provided, that the Fundamental Representations will survive Closing indefinitely; and provided further, that the representations and warranties under Section 6.1(i) (Taxes) shall survive until the expiration of the applicable statute of limitations. The covenants and agreements of Cardinal NE, Company and Seller under this Agreement shall survive Closing until fully performed in accordance with their terms. Any assertion or claim by any Buyer Indemnified Party under Section 8.1 (Seller Indemnity) or otherwise under this Agreement, must be made by Buyer in a Notice delivered to Seller on or prior to the applicable termination date for the representation, warranty, covenant or agreement that was breached. Failure by Buyer to make such assertion or claim within such period will be deemed a waiver by such Buyer Indemnified Party or Buyer, as applicable, of such assertion or claim, and Seller shall have no liability for such assertion or claim which is not timely made. Notwithstanding the foregoing in this Section 8.5(d), Seller’s covenants and agreements in Section 7.8 (Tax Matters), and any indemnity for Seller Taxes due under Section 8.1(c), shall survive for the applicable statute of limitations period, and any claim of any Buyer Indemnified Party must be asserted by Buyer within such period or such claim will be deemed waived by such Buyer Indemnified Party.

(e) Reductions. The amount of any Liabilities subject to indemnification under this Agreement shall be reduced or reimbursed, as the case may be, by any Third Party insurance proceeds and Third Party recoveries actually received by an Indemnified Party with respect to such Liabilities; provided, no Party shall have an obligation to seek any such proceeds or recoveries. If an Indemnified Party receives an amount under insurance coverage or from such Third Party with respect to Liabilities that were the subject of indemnification under this Agreement at any time subsequent to indemnification provided thereunder, then Buyer shall, in the case of a Buyer Indemnified Party that receives such proceeds, promptly reimburse or cause such reimbursement to Seller, and Seller shall, in the case of a Seller Indemnified Party that receives such proceeds, promptly reimburse or cause such reimbursement to Buyer.

(f) Mitigation. Buyer shall, and shall cause each Buyer Indemnified Party to, and Seller shall, and shall cause each Seller Indemnified Party to, make commercially reasonable efforts to mitigate or minimize Liabilities under this Agreement upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Liabilities that are indemnifiable under this Agreement; provided that such Indemnified Party shall not be required to incur extraordinary expense or risk to mitigate or minimize any such Liabilities. If an Indemnified Party fails to so mitigate an indemnifiable Liability under the preceding sentence, the Indemnifying Party shall have no liability for any portion of such Liability that reasonably could have been avoided had the Indemnified Party made such efforts.

(g) The Parties shall treat, for U.S. federal and applicable state and local income tax purposes, any amounts paid or received under this Article VIII as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

8.6 Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows.

(a) Third Party Claim. If any Person entitled to seek indemnification under this Agreement (an “Indemnified Party”) receives Notice of the assertion or commencement of any claim asserted against an Indemnified Party by a Third Party (“Third Party Claim”) in respect of any matter that is subject to indemnification under this Agreement, the Indemnified Party shall promptly:

(i) notify the Party obligated to indemnify the Indemnified Party pursuant to this Agreement (the “Indemnifying Party”) of the Third Party Claim; and

(ii) transmit to the Indemnifying Party a Notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Liabilities attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure timely to provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b) Indemnifying Party. Except with respect to Tax Audits described in Section 7.8(e) (Responsibility for Tax Audits), the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim, which right will be deemed waived by the Indemnifying Party if not exercised no later than thirty (30) days after the Indemnifying Party’s receipt of the applicable Claim Notice. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Liability under this Agreement), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.6(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), the Indemnifying Party shall not enter into any settlement agreement or consent to the entry of any judgment with respect thereto that does not result in a final resolution of the Indemnified Party’s liability to the Third Party with respect to the claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such claim). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest pursuant to this Section 8.6(b), including the making of any related counterclaim against the Third Party asserting the Third Party Claim or any cross complaint against any Person. Should the Indemnifying Party assume the defense of the Third Party Claim, the Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.6(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) Indemnified Party. Except with respect to Tax Audits described in Section 7.8(e) (Responsibility for Tax Audits), if the Indemnifying Party elects not to defend the Indemnified Party pursuant to Section 8.6(b) (Indemnifying Party), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party, with consent not to be unreasonably withheld, delayed or conditioned), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Should the Indemnifying Party elect not to defend the Third Party Claim, the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.6(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Direct Claim. Any claim by an Indemnified Party on account of Liabilities that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt Notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of the events that gave rise to such Direct Claim. Such Notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of ten (10) Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such ten (10) Business Day period, the Indemnifying Party will be deemed to have rejected such Direct Claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.7 Waiver of Non-Compensatory Damages.

(a) With respect to any and all Liabilities for which indemnification may be available under this Agreement, no Indemnifying Parties shall have any liability for any consequential, indirect, punitive, exemplary, remote, speculative (including damages for lost profits or loss of business opportunity of any kind), or special damages with respect to any claim for which an Indemnifying Party may have liability pursuant to this Agreement; provided, however, that this waiver shall not apply to the extent such consequential, indirect, punitive, exemplary, or special damages are awarded in respect of a Third Party Claim.

(b) With respect to any and all Liabilities that may be available to a Party under this Agreement, no Party shall have any liability to the other Parties for any consequential, indirect, punitive, exemplary, remote, speculative (including damages for lost profits or loss of business opportunity of any kind), or special damages with respect to any such Liabilities.

(c) Seller, on behalf of the Seller Indemnified Parties, and Buyer, on behalf of the Buyer Indemnified Parties, waives any right to recover any consequential, indirect, punitive, exemplary, remote, speculative (including damages for lost profits or loss of business opportunity of any kind), or special damages arising in connection with or with respect to this Agreement or the Transaction.

8.8 Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities are not applicable to this Agreement or the Transaction.

8.9 Waivers and Disclaimers.

(a) NO RELIANCE. AS OF CLOSING, BUYER HAS REVIEWED AND HAS HAD ACCESS TO, OR WILL HAVE REVIEWED AND HAD ACCESS TO, ALL CONTRACTS, DOCUMENTS, RECORDS, AND INFORMATION THAT IT HAS DESIRED TO REVIEW IN CONNECTION WITH ITS DECISION TO ENTER INTO THIS

AGREEMENT, AND TO CONSUMMATE THE TRANSACTION. BUYER HAS NOT RELIED UPON ANY REPRESENTATION, WARRANTY, STATEMENT, ADVICE, DOCUMENT, PROJECTION, OR OTHER INFORMATION OF ANY TYPE PROVIDED BY SELLER, COMPANY OR THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY EXPRESSLY SET FORTH IN THIS AGREEMENT. IN DECIDING TO ENTER INTO THIS AGREEMENT, AND TO CONSUMMATE THE TRANSACTION, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS OWN KNOWLEDGE, INVESTIGATION, AND ANALYSIS (AND THAT OF ITS AFFILIATES AND THEIR REPRESENTATIVES) AND NOT ON ANY DISCLOSURE OR REPRESENTATION MADE BY, OR ANY DUTY TO DISCLOSE ON THE PART OF, SELLER, COMPANY OR THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY EXPRESSLY SET FORTH IN THIS AGREEMENT. BUYER REPRESENTS THAT IT HAS INSPECTED OR PURSUANT TO THIS AGREEMENT WILL BE GIVEN THE OPPORTUNITY TO INSPECT THE ASSETS.

(b) PRIOR KNOWLEDGE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER SHALL NOT UNDER ANY CIRCUMSTANCES BE LIABLE FOR, OR HAVE ANY INDEMNITY OBLIGATION WITH RESPECT TO, ANY LIABILITY BASED UPON OR ARISING OUT OF ANY BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF SELLER OR COMPANY CONTAINED IN THIS AGREEMENT IF BUYER HAD KNOWLEDGE OF SUCH BREACH AT OR PRIOR TO CLOSING.

(c) LIMITED DUTIES. ANY AND ALL DUTIES AND OBLIGATIONS WHICH A PARTY MAY HAVE TO THE OTHER PARTIES WITH RESPECT TO OR IN CONNECTION WITH THE ASSETS, THIS AGREEMENT, OR THE TRANSACTION ARE LIMITED TO THOSE IN THIS AGREEMENT. THE PARTIES DO NOT INTEND THAT:

(i) THE DUTIES OR OBLIGATIONS OF ANY PARTY, OR THE RIGHTS OF ANY PARTY, WILL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER; OR

(ii) ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES ANY PARTY TO INCUR, SUFFER, OR PERFORM ANY ACT, CONDITION, OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT IT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND, TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.

(d) DISCLAIMERS.

(i) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE V (REPRESENTATIONS AND WARRANTIES OF SELLER) AND ARTICLE VI (REPRESENTATIONS AND WARRANTIES OF COMPANY), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER AND COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE ASSETS OR OPERATIONS OF COMPANY, INCLUDING, WITHOUT LIMITATION, (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND (IV) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, AND EXCEPT AS EXPRESSLY PROVIDED ELSEWHERE IN THIS AGREEMENT, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT THE EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

(ii) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE V (REPRESENTATIONS AND WARRANTIES OF SELLER) AND ARTICLE VI (REPRESENTATIONS AND WARRANTIES OF COMPANY), AND WITHOUT LIMITING THE GENERALITY OF SECTION 8.9(D)(I), SELLER AND COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO:

(A) TITLE TO ANY OF THE MEMBERSHIP INTERESTS;

(B) TITLE TO ANY OF ASSETS;

(C) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY ENGINEERING CONSULTANT, OR ANY ENGINEERING DATA OR INTERPRETATION RELATING TO THE ASSETS;

(D) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR COMPANY, OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS OR COMPANY;

(E) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS;

(F) THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR RECORDS (INCLUDING THE RECORDS) DELIVERED, PROVIDED OR MADE AVAILABLE TO BUYER WITH RESPECT TO THE ASSETS OR COMPANY;

(G) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER, ITS AFFILIATES OR THIRD PARTIES WITH RESPECT TO THE ASSETS OR COMPANY;

(H) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTION OR ANY DISCUSSION OR PRESENTATION RELATING THERETO; AND

(I) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE V (REPRESENTATIONS AND WARRANTIES OF SELLER) AND ARTICLE VI (REPRESENTATIONS AND WARRANTIES OF COMPANY), SELLER AND COMPANY FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY SELLER AND BUYER THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(iii) BUYER RECOGNIZES THAT THE ASSETS HAVE BEEN USED FOR THE GATHERING, TRANSPORTATION AND STORAGE OF HYDROCARBONS, AND OTHER RELATED OPERATIONS. PHYSICAL CHANGES IN THE ASSETS AND IN THE LANDS INCLUDED THEREIN MAY HAVE OCCURRED AS A RESULT OF SUCH USES. THE ASSETS ALSO INCLUDE BURIED GATHERING LINES AND PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE KNOWN BY SELLER OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS.

(iv) EXCEPT FOR SECTION 6.1(P) (ENVIRONMENTAL MATTERS), SELLER AND COMPANY HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR

CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

8.10 Exclusive Remedy and Release. Except for Section 9.11 (Specific Performance), and claims for knowing and intentional fraud with respect to the representations and warranties set forth in Article IV (Representations and Warranties of Buyer), Article V (Representations and Warranties of Seller) and Article VI (Representations and Warranties of Company), the indemnification and remedies set forth in this Article VIII (Indemnification; Waivers; Insurance) constitute the sole and exclusive post-Closing rights, obligations and remedies of the Parties with respect to this Agreement, the events giving rise thereto and the transactions provided for herein or contemplated hereby. Except as provided in this Agreement, each Party hereby waives, releases, acquits, and forever discharges each other Party and its Affiliates, and its and their officers, directors, members, managers, partners, employees, or agents, or any other Person acting on behalf of such Party, of and from any and all claims, actions, Legal Proceedings, demands, rights, damages, costs, expenses, Liabilities, or compensation whatsoever, whether direct or indirect, known or unknown, foreseen or unforeseen, which a Party, may have or which may arise in the future directly or indirectly arising out of the condition, use, ownership or operation of the Assets or the Transaction, including any of the foregoing that is from or relating to the possession, use, handling, management, disposal, investigation, remediation, cleanup, or Release of any Hazardous Material or any Environmental Law applicable thereto.

8.11 No Duplication of Remedies. In no event shall any Party be entitled to duplicate compensation with respect to any claims or any breach of a representation, warranty, covenant or agreement herein asserted under the terms of this Agreement, even though such claim or breach may be addressed by more than one provision of this Agreement.

8.12 Buyer’s Insurance. From and after Closing, all of Seller’s insurance covering the Assets will terminate as to such Assets. Buyer shall have no rights to nor obtain any benefit from any of Seller’s insurance policies. From and after Closing, Buyer shall procure or cause to be procured all insurance required by applicable Law, this Agreement and any other insurance required to support the operation of the Assets. Evidence of insurance described herein will be provided to Seller at Closing.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices and other communications and deliveries to and between the Parties pursuant to this Agreement (“Notice”) must be in writing and will be deemed to have been duly given when (i) delivered in person, (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) delivered by e-mail and promptly confirmed by delivery in person or post as aforesaid in each case if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours, with postage prepaid, addressed as follows:

(a)    If to Seller, to:

Cardinal Midstream II, LLC

8150 N. Central Expressway, Suite 1725

Dallas, Texas 75206

Email: doug.dormer@cardinalmidstream.com

Attention: Douglas E. Dormer, Jr.

with a copy to (which shall not constitute notice):

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Email: wesley.williams@tklaw.com

Attention: Wesley P. Williams

(b)    If to Buyer (and to Company from and after Closing), to:

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, PA 16803

Email: chulburt@eclipseresources.com

Attention: Christopher K. Hulburt

with a copy to (which shall not constitute notice):

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Email: bryn.sappington@nortonrosefulbright.com

Attention: Bryn A. Sappington

Potter Anderson & Corroon LLP

1313 North Market Street

P.O. Box 951

Wilmington, DE 19899

Email: mmorton@potteranderson.com

            pmillard@potteranderson.com

Attention: Mark A. Morton

or to such other address or addresses as a Party may from time to time designate to the other Parties in writing.

9.2 Assignment. No Party may assign or otherwise transfer this Agreement in whole or in part, or assign or otherwise transfer any of its rights under this Agreement, or delegate or otherwise transfer any of its obligations or duties under this Agreement. Any attempted assignment or other transfer by a Party of this Agreement in whole or in part, or assignment or other transfer by a Party of any rights under this Agreement, or delegation or other transfer by a Party of any obligations or duties under this Agreement, shall be deemed void and of no effect. This Agreement will inure to the benefit of a Party’s successors.

9.3 Rights of Third Parties. Except as set forth in Section 7.11 (Manager and Officer Indemnification and Insurance), nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or email copies hereof or signature hereon shall, for all purposes, be deemed originals. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

9.5 Entire Agreement. This Agreement (together with the Schedules and Exhibits) and the other Transaction Documents constitute the entire agreement among the Parties and supersede any other agreements or understandings, whether written or oral, which may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the Transaction.

9.6 Confidentiality Agreement. The Confidentiality Agreement is hereby incorporated herein by reference and shall constitute a part of this Agreement and shall remain in full force and effect following the execution of this Agreement until the earlier of the Closing or termination of the Confidentiality Agreement in accordance with its terms. Should Closing occur, the Confidentiality Agreement shall terminate and be of no further force or effect.

9.7 Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment by either Seller, Cardinal NE or Company, in and of itself, that such information is material to or outside the ordinary course of the business of Seller, Cardinal NE or Company, or is required to be disclosed on the Schedules. To the extent reasonably inferable from the reference that it would qualify another representation or warranty, each disclosure in the Schedules shall be deemed to qualify all representations and warranties of Seller notwithstanding the lack of a specific cross reference.

9.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

9.9 Publicity. Buyer or Seller may make a press release or other public communication or announcement and any filings required by applicable Law in connection with the execution of this Agreement; provided that the Person making such release, communication, or announcement provides the other Parties reasonable opportunity to review and comment on any such release, communication, or announcement. Except for the foregoing, all press releases or other public communications of any nature whatsoever relating to the Transaction, and the method of the release for publication thereof, shall be subject to the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned, or delayed by such Parties; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Parties. In the event that a Party believes it is required to issue or make any press release or announcement, such Party shall (i) give prompt Notice thereof to the other Parties, (ii) allow such other Parties reasonable opportunity to review and provide comments with respect to the content of such press release or announcement, and (iii) use commercially reasonable efforts to incorporate any reasonable comment from the other Parties prior to any release or announcement.

9.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

9.11 Specific Performance. Without limiting the effect of Section 8.10 (Exclusive Remedy and Release) after Closing, the Parties acknowledge and agree, that prior to Closing, (i) each Party may be irreparably harmed by a breach by the other Party of any of their obligations under this Agreement and (ii) the non-breaching Parties are entitled to injunctive relief, specific performance, and other equitable remedies against the breaching Party (without the posting of a bond or other surety) to enforce the performance by the breaching Party of its obligations under this Agreement, and the Parties hereby consent and agree to such injunctive relief, specific performance, and other equitable remedies.

9.12 Governing Law; Jurisdiction.

(a)    Law. This Agreement shall be governed by and construed under the Laws of the State of Delaware (excluding any conflict of laws provision that would require the application of the Law of any other jurisdiction).

(b)    Forum. Except for the Post-Closing Adjustment dispute resolution procedure set forth in Section 2.5(c) (Accounting Arbitration), any legal suit, action or proceeding arising out of or in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby shall be heard and determined in the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or if the Court of Chancery declines to accept jurisdiction over any suit, action or proceeding, any state or federal court of the United States of America located in the State of Delaware). Each Party irrevocably submits to the exclusive jurisdiction and venue of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)    Jurisdiction. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 9.12(b) (Forum).

(d)    WAIVER OF JURY TRIAL. THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(D).

9.13 Waivers. Any failure by a Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party or Parties to whom such compliance is owed by an instrument signed by such Party or Parties and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.14 Conspicuous. The Parties agree that, to the extent required by applicable Law to be effective or enforceable, the provisions of this Agreement contained in Section 8.9 (Waivers and Disclaimers) and elsewhere in bold-type font are “conspicuous” for the purpose of any applicable Law.

9.15 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Parties to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any Notice or taking any action is not a Business Day (or if the period during which any Notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such Notice or taking such action (and the expiration date of such period during which Notice is required to be given or action taken) shall be the next day which is a Business Day.

9.16 Payments. Unless otherwise agreed by the Parties, all payments to be made under this Agreement must be made by the paying Party or Parties to the receiving Party or Parties by wire transfer in immediately available funds. The receiving Party or Parties will, before any such payment, notify the paying Party or Parties of the payment details of the receiving Party’s or Parties’ bank account(s).

9.17 Parent Guaranty. In order to induce Seller to enter in this Agreement, Eclipse Parent hereby absolutely, irrevocably and unconditionally guarantees to Seller the due and timely performance of all of Buyer’s payment and performance obligations and agreements set forth in this Agreement in accordance with and at the times required in this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Execution Date.

SELLER:

CARDINAL MIDSTREAM II, LLC

By:
Name:
Title:

COMPANY:

CARDINAL NE HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Membership Interests Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Execution Date.

BUYER:

ECLIPSE RESOURCES MIDSTREAM, LP

By: Eclipse GP, LLC, its sole general partner

By:
Name:
Title:

ECLIPSE PARENT:

ECLIPSE RESOURCES CORPORATION

By:
Name:
Title:

[Signature Page to Membership Interests Purchase Agreement]

EXHIBIT A

Pennsylvania Facilities

[See attached]

EXHIBIT B

Easements and Rights of Way

[See attached]

EXHIBIT C

Meters

[See attached]

EXHIBIT D

Permits

[See attached]

EXHIBIT E

Real Property

[See attached]

EXHIBIT F

Excluded Assets

[See attached]

EXHIBIT G

Form of Assignment of Membership Interests

[See attached]

EXHIBIT H

Form of Assignment of Excluded Assets

[See attached]

EXHIBIT I

Contributed Assets

[See attached]

EXHIBIT J

Form of Assignment of Contributed Assets

[See attached]